UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

WEATHERFORD INTERNATIONAL LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 1, 2009

You are cordially invited to join us at the 2009 General Meeting of Shareholders of Weatherford International Ltd. to be held at 12:00 p.m., Swiss time, on Thursday, May 7, 2009, in Zug, Switzerland. The General Meeting will be held at the ParkHotel in Zug, in the Cham-Zug Room.

The notice of meeting and proxy statement that follow this letter describe the business to be conducted at the General Meeting, including the re-election of seven directors.

Your vote is important. Whether or not you plan to attend the General Meeting, we strongly encourage you to provide your proxy on the enclosed proxy card at your earliest convenience.

Thank you for your cooperation and support.

Sincerely,

Bernard J. Duroc-Danner
Chairman of the Board, President and
Chief Executive Officer

NOTICE OF GENERAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL NO. 1 Re-Election of Directors
Committees and Meetings of The Board
Audit Committee Report
Board Compensation
Director Compensation
Corporate Governance Matters
PROPOSAL NO. 2
Appointment of Independent Registered Public Accounting Firm and Ratification of the Election of Statutory Auditor
SHARE OWNERSHIP Shares Owned by Directors and Executive Officers
Shares Owned by Certain Beneficial Holders
EXECUTIVE OFFICERS
Related Person Transactions
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Committee Report
Compensation Committee Interlocks and Insider Participation
Summary Compensation Table
Grants of Plan-Based Awards in 2008
Potential Payments Upon Termination or Change in Control
Outstanding Equity Awards at December 31, 2008
Option Exercises And Restricted Shares\Units Vested in 2008
Pension Benefits
Nonqualified Deferred Compensation
OTHER INFORMATION

WEATHERFORD INTERNATIONAL LTD.

NOTICE OF GENERAL MEETING OF SHAREHOLDERS

DATE:	May 7, 2009
TIME:	12:00 p.m. (Swiss time)
PLACE:	Cham-Zug Room, ParkHotel, Zug, Switzerland

Agenda Items:

1. Re-elect seven directors (Messrs. Bernard J. Duroc-Danner, Nicholas F. Brady, David J. Butters, William E. Macaulay, Robert B. Millard, Robert K. Moses, Jr. and Robert A. Rayne) to hold office until the 2010 Annual General Meeting.

Proposal of the Board of Directors:

Your Board of Directors proposes that the following persons be re-elected as directors of the Company to hold office until the 2010 Annual General Meeting: Messrs. Bernard J. Duroc-Danner, Nicholas F. Brady, David J. Butters, William E. Macaulay, Robert B. Millard, Robert K. Moses, Jr. and Robert A. Rayne;

2. Appoint Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009 and ratify the election of Ernst & Young AG, Zurich, as our statutory auditor for the year ending December 31, 2009.

Proposal of the Board of Directors:

Your Board of Directors proposes that Ernst & Young LLP be appointed as Weatherford International Ltd.’s independent registered public accounting firm for the year ending December 31, 2009 and that the election of Ernst & Young AG, Zurich, as our statutory auditor for the year ending December 31, 2009 be ratified.

3. Any other matters that may properly come before the meeting.

Organizational Matters

We have established the close of business on April 17, 2009 as the record date for determining the registered shareholders entitled to attend, vote or grant proxies to vote at the meeting or any adjournments or postponements of the meeting.

A copy of this Proxy Statement and enclosed proxy card are being sent to each shareholder registered in our share register as of March 26, 2009. Any additional shareholders who are registered in our share register on our record date of April 17, 2009 will receive a copy of these proxy materials after April 17, 2009. Shareholders not registered in our share register as of April 17, 2009 will not be entitled to attend, vote or grant proxies to vote at the General Meeting. No shareholder will be entered in our share register as a shareholder with voting rights between the close of business on April 17, 2009 and the opening of business on the day following the General Meeting. American Stock Transfer & Trust Company LLC, as agent, which maintains our share register, will, however, continue to register transfers of our registered shares in the share register in its capacity as transfer agent during this period.

All shareholders registered in our share register at the close of business on the record date of April 17, 2009 have the right to attend the General Meeting and vote their shares. However, to ensure your representation at the General Meeting, we request that you grant your proxy to vote on each of the proposals in this notice and any other matters that may properly come before the meeting to either (1) Mr. Burt M. Martin or, failing him,

Mr. Bernard J. Duroc-Danner or (2) Mr. Daniel Grunder, acting as independent proxy, by completing, signing, dating and returning the enclosed proxy card to arrive no later than May 5, 2009, whether or not you plan to attend.

If you are present at the General Meeting, you may revoke your proxy and vote in person only if you (1) present yourself in person to our Secretary at the entrance of the meeting no later than one hour prior to the start of the General Meeting, (2) declare your intent to revoke your proxy and cast your vote in person at the General Meeting and (3) apply with the Secretary for the remittance of the necessary voting documentation upon presentation of documents evidencing your position as shareholder as of the April 17, 2009 record date.

Shares of holders who have timely submitted a properly executed proxy card by mail and specifically indicated their votes will be voted as indicated. If you properly give a proxy but do not indicate which proxy you wish to appoint, Mr. Burt M. Martin or, failing him, Mr. Bernard J. Duroc-Danner will vote your shares in accordance with your instructions. If you properly give a proxy but do not indicate how you wish to vote (irrespective of which person to whom your proxy has been granted), your proxy will vote your shares in accordance with the proposals of our Board of Directors. If any other matters properly come before the General Meeting, your proxy will have the discretion to vote on these matters in accordance with the proposal of the Board of Directors.

Shareholders who hold their shares through a broker or other nominee (in “street name”) must vote their shares in the manner prescribed by their broker or other nominee. Shareholders who hold their shares in this manner and wish to vote in person at the meeting must obtain a valid proxy from the organization that holds their shares.

We may accept a proxy by any form of communication permitted by Swiss law and our Articles of Association.

Proxy Holders of Deposited Shares

Institutions subject to the Swiss Federal Law on Banks and Savings Banks as well as professional asset managers who hold proxies for beneficial owners who did not grant proxies to the persons named on the proxy card are kindly asked to inform the Company of the number and par value of the registered shares they represent as soon as possible, but no later than 9:00 a.m. (Swiss time) on the day of the General Meeting, at the admission office for the General Meeting.

Annual Report, Consolidated Financial Statements

The 2008 Annual Report and the audited consolidated financial statements of Weatherford International Ltd., a Bermuda exempted company, for the year ended December 31, 2008 and accompanying auditors’ report have been filed with the U.S. Securities and Exchange Commission (which we refer to in this proxy statement as the SEC). Complete copies of these materials are available on our website at www.weatherford.com and will be made available for inspection by the shareholders of the Company at our registered office located at Alpenstrasse 15, 6300 Zug, Switzerland, beginning April 12, 2009. Any record shareholder may obtain a copy of these documents free of charge by contacting our U.S. Investor Relations Department in writing at 515 Post Oak Boulevard, Houston, Texas 77027 or by telephone at (+1) 713 693 4000.

By Order of the Board of Directors

Burt M. Martin
Secretary

Zug, Switzerland
April 1, 2009

WEATHERFORD INTERNATIONAL LTD.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the General Meeting to be Held on May 7, 2009: This proxy statement, our Annual Report on Form 10-K and our 2008 Annual Report are available on our website at http://www.weatherford.com/weatherford/groups/public/documents/aboutwft/ir-annual-reports.asp.

General Meeting:	Date:	Thursday, May 7, 2009
	Time:	12:00 p.m. (Swiss time)
	Place:	Cham-Zug Room, ParkHotel, Zug, Switzerland

General Information:	In this proxy statement, “Weatherford,” the “Company,” “we,” “us” and “our” refer to Weatherford International Ltd., a Swiss corporation, or, prior to February 26, 2009, to Weatherford International Ltd., a Bermuda exempted company, which, as of that date, became an indirect, wholly owned subsidiary of Weatherford International Ltd., a Swiss corporation.

On May 23, 2008, we effected a two-for-one share split. References to share numbers, phantom share units and share prices in this proxy statement have been adjusted as necessary to reflect the share split.

Our principal executive offices are currently located at Alpenstrasse 15, 6300 Zug, Switzerland.

References to “dollars,” “$” or “U.S.$” in this proxy statement are references to United States dollars.

Agenda Items:	Two proposals:

• Proposal 1 — The re-election of seven nominees (Messrs. Bernard J. Duroc-Danner, Nicholas F. Brady, David J. Butters, William E. Macaulay, Robert B. Millard, Robert K. Moses, Jr., and Robert A. Rayne) as directors of the Company until the 2010 Annual General Meeting; and

• Proposal 2 — The appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009 and the ratification of the election of Ernst & Young AG, Zurich, as our statutory auditor for the year ending December 31, 2009.

Who Can Vote:	All shareholders registered in our share register at the close of business on the record date of April 17, 2009 have the right to attend the General Meeting and vote their shares. Such shareholders are entitled to one vote per registered share at the General Meeting.

In February 2009, we redomesticated from Bermuda to Switzerland. If you hold share certificates representing shares that were issued while we were a Bermuda company, you must surrender these certificates in order to be enrolled in our share register as a holder of our Swiss company shares with voting rights. While you will continue to be entitled to dividends, preferential subscription rights and liquidation proceeds even if you do not surrender your certificates, you will not be able to exercise any voting rights, prove your ownership interest in the Company, transfer your shares or exercise other shareholder rights until you surrender your certificates and are registered as a shareholder with voting rights. Shareholders who hold their shares in uncertificated book-entry form or through a broker or other nominee (in “street name”) are not required to take any action in this regard.

Proxies Solicited By:	Your vote and proxy are being solicited by our Board of Directors in favor of (1) Mr. Burt M. Martin or, failing him, Mr. Bernard J. Duroc-Danner or (2) Mr. Daniel Grunder, acting as independent proxy, for use at the General Meeting. This Proxy Statement and

enclosed proxy card are being sent on behalf of our Board of Directors to all shareholders beginning on or about April 6, 2009.

Manner of Voting:	If you are a record shareholder, you may authorize the persons named on the proxy card to vote your shares according to your instructions by completing, signing, dating and returning the enclosed proxy card no later than May 5, 2009. See “Quorum/Voting” as to the effect of broker non-votes.

Shareholders who hold their shares through a broker or other nominee (in “street name”) must vote their shares in the manner prescribed by their broker or other nominee. Shareholders who hold their shares in this manner and wish to vote in person at the meeting must obtain a valid proxy from the organization that holds their shares.

Proxies:	A copy of this Proxy Statement and enclosed proxy card are being sent to each shareholder registered in our share register as of March 26, 2009. Any additional shareholders who are registered in our share register on our record date of April 17, 2009 will receive a copy of these proxy materials after April 17, 2009. Shareholders not registered in our share register as of April 17, 2009 will not be entitled to attend, vote or grant proxies to vote at the General Meeting. No shareholder will be entered in our share register as a shareholder with voting rights between the close of business on April 17, 2009 and the opening of business on the day following the General Meeting. American Stock Transfer & Trust Company LLC, as agent, which maintains our share register, will, however, continue to register transfers of our registered shares in the share register in its capacity as transfer agent during this period.

We request that you grant your proxy to vote on each of the proposals in this notice and any other matters that may properly come before the meeting to either (1) Mr. Burt M. Martin or, failing him, Mr. Bernard J. Duroc-Danner or (2) Mr. Daniel Grunder, acting as independent proxy, by completing, signing, dating and returning the enclosed proxy card to arrive no later than May 5, 2009, whether or not you plan to attend.

Shares of holders who have timely submitted a properly executed proxy card by mail and specifically indicated their votes will be voted as indicated. If you properly give a proxy but do not indicate which proxy you wish to appoint, Mr. Burt M. Martin or, failing him, Mr. Bernard J. Duroc-Danner will vote your shares in accordance with your instructions. If you properly give a proxy but do not indicate how you wish to vote (irrespective of which person to whom your proxy has been granted), your proxy will vote your shares in accordance with the proposals of our Board of Directors. If any other matters properly come before the General Meeting, your proxy will have the discretion to vote on these matters in accordance with the proposal of the Board of Directors.

We may accept a proxy by any form of communication permitted by Swiss law and our Articles of Association.

Revoking Your Proxy:	You can revoke your proxy by:

• writing to the Secretary at Alpenstrasse 15, 6300 Zug, Switzerland for arrival by May 5, 2009;

• submitting a later-dated proxy via mail to arrive by May 5, 2009; or

• (1) presenting yourself in person to our Secretary at the entrance of the meeting no later than one hour prior to the start of the General Meeting, (2) declaring your intent to revoke your proxy and cast your vote in person at the General Meeting and (3) applying with the Secretary for the remittance of the necessary voting documentation upon presentation of documents evidencing your position as shareholder as of the record date of April 17, 2009.

You may not revoke a proxy simply by attending the General Meeting. To revoke a proxy, you must take one of the actions described above.

Outstanding Shares:	As of March 23, 2009, there were 698,046,179 registered shares issued and entitled to vote. We do not expect the number of such shares to be materially different on the record date.

Quorum/Voting:	The presence in person or by proxy of at least one-third of the registered shares entitled to vote will form a quorum. Under Swiss law, treasury shares are not counted for purposes of determining whether a quorum is present and treasury shares are not entitled to vote. If you have properly given a proxy by mail, your shares will count toward the quorum, and the persons named on the proxy card will vote your shares as you have instructed. See “Proxies.”

Pursuant to Swiss law and our Articles of Association (together with our Organizational Regulations, “Articles”), the following are counted for quorum purposes but are not included in the determination of the registered shares voting on a matter: (1) registered shares represented at the General Meeting for which votes are withdrawn or withheld on any matter, (2) registered shares that are represented by “broker non-votes” (i.e., registered shares held by brokers that are represented at the General Meeting but with respect to which the broker is not empowered to vote on a particular proposal) and (3) registered shares for which the holder abstains from voting or submits blank or invalid ballots on any matter.

Swiss law and our Articles provide that for matters to be approved at a General Meeting, they must receive the affirmative vote of a “relative majority” of the shareholders voting on the matter at the General Meeting. A “relative majority” means a majority of the votes actually cast for or against the matter being determined, disregarding abstentions, “broker non-votes,” blank or invalid ballots and withdrawals. Proposals 1 and 2 must be approved by a relative majority.

Additionally, if you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your shares with respect to Proposals 1 and 2, even if the broker does not receive voting instructions from you.

Multiple Proxy Cards:	If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should complete and return each of the proxy cards to ensure that all of your shares are voted.

Cost of Proxy Solicitation:	We have retained Georgeson Inc. to solicit proxies from our shareholders at an estimated fee of $8,000, plus expenses. Some of our directors, officers and employees may solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. All costs of proxy solicitation will be borne by the Company.

Questions:	You may call our proxy solicitor, Georgeson Inc., at (800) 509-1078, or our U.S. Investor Relations Department at (+1) 713 693 4000 or email us at investor.relations@weatherford.com if you have any questions or need directions to be able to attend the meeting and vote in person.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

PROPOSAL NO. 1

Re-Election of Directors

Seven directors are to be re-elected at the General Meeting. Each director re-elected will hold office until the 2010 Annual General Meeting or until his successor is elected or his office is otherwise vacated. The nominees for re-election as director are:

Name	Age	Director Since

Bernard J. Duroc-Danner	55	1988
Nicholas F. Brady	78	2004
David J. Butters	68	1984
William E. Macaulay	63	1998
Robert B. Millard	58	1989
Robert K. Moses, Jr.	68	1998
Robert A. Rayne	60	1987

If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote for all of the listed nominees for director. The nominees receiving the affirmative vote of a relative majority of the votes cast at the General Meeting will be re-elected as directors. A “relative majority” means a majority of the votes actually cast for or against the matter being determined, disregarding abstentions, broker non-votes, blank or invalid ballots and withdrawals, each of which will not be treated as a vote for or against any particular nominee.

All of our nominees have consented to serve as directors. Our Board of Directors has no reason to believe that any of the nominees will be unable to act as a director.

THE BOARD OF DIRECTORS PROPOSES A VOTE “FOR” THE RE-ELECTION OF EACH OF THE SEVEN NOMINEES FOR DIRECTOR.

Director Biographies

Bernard J. Duroc-Danner joined the Company in May 1987 and was directly responsible for the start-up of EVI, Inc.’s oilfield service and equipment business. He has directed the growth of the Company since that time. He was elected EVI’s President and Chief Executive Officer in 1990. Subsequent to the merger of EVI, Inc. with Weatherford Enterra, Inc. on May 27, 1998, Mr. Duroc-Danner was elected as our Chairman of the Board. Mr. Duroc-Danner’s family has been in the oil business for two generations. He holds a Ph.D. in economics from Wharton (University of Pennsylvania). Prior to the start-up of EVI, Mr. Duroc-Danner held positions at Arthur D. Little Inc. and Mobil Oil Inc. Mr. Duroc-Danner is a director of Helix Energy Solutions Group, Inc. (a marine contractor and operator of offshore oil and gas properties and production facilities) and LMS Capital (an investment company). Mr. Duroc-Danner also serves on the National Petroleum Council and the Society of Petroleum Engineers. Mr. Duroc-Danner was the recipient of Ernst & Young’s 2008 Entrepreneur of the Year in Energy, Chemicals and Mining category.

Nicholas F. Brady has been the Chairman of Darby Overseas Investments, Ltd., an investment firm, since 1994. Mr. Brady is Chairman of Franklin Templeton Investment Funds (an international investment management company), and a director of Hess Corporation (an exploration and production company) and Holowesko Partners Ltd. (investment management companies). Mr. Brady is a former Secretary of the United States Department of the Treasury (1988-1993), a former Chairman of the Board of Dillon Read & Co. Inc. (investment banking) (1970-1988) and a former Chairman of Purolator, Inc. (filtration products) (1971-1987). Mr. Brady also represented the state of New Jersey as a member of the United States Senate (1982).

David J. Butters has been Chairman, President and Chief Executive Officer of Navigator Holdings, Ltd., an international shipping company the principle business of which is the transport of liquefied petroleum gas, since September 2008 and has been Chairman and President of Navigator Holdings since August 2006. From 1969 to September 2008, Mr. Butters was a Managing Director of Lehman Brothers Inc., an investment banking company. Mr. Butters is currently Chairman of the Board of Directors of GulfMark Offshore, Inc. (a provider of marine support and transportation services to companies involved in the exploration and production of oil and natural gas), and a director of ACOL Tankers Ltd. (an oil tanker company). Mr. Butters is Vice Chairman and Presiding Director of the Company’s Board. As Presiding Director, Mr. Butters leads the executive sessions of the non-management directors, which are held at least twice each year.

William E. Macaulay is the Chairman is the Chairman and, since 1983, Chief Executive Officer of First Reserve Corporation, a private equity investment firm focused on the energy industry. Mr. Macaulay served as a director of Weatherford Enterra from October 1995 to May 1998. He also serves as Chairman of the Board and a director of Dresser-Rand Group, Inc. (a supplier of compression and turbine equipment to the oil, gas, petrochemical and industrial process industries).

Robert B. Millard has been a Managing Member and Chief Investment Officer of Realm Partnership LLC, a private investment partnership, since January 2009. From mid-September 2008 until mid-December 2008, Mr. Millard was a Managing Director of Barclays Bank, a global financial services provider, and, from 1976 until mid-September 2008, Mr. Millard held various positions, including Managing Director, at Lehman Brothers, Inc. and its predecessors. Mr. Millard is currently a director of GulfMark Offshore, Inc. and lead director of L-3 Communications Corporation (a manufacturer of electronic communications equipment principally for the defense industry).

Robert K. Moses, Jr. has been a private investor, principally in the oil and gas exploration and oilfield services business in Houston, Texas, for more than the past five years. He served as Chairman of the Board of Directors of Weatherford Enterra from May 1989 to December 1992 and as a director of Weatherford Enterra from December 1992 to May 1998.

Robert A. Rayne has been the Chief Executive Officer and a director of LMS Capital plc, an investment company listed on the AIM exchange, since June 2006, when the investment business of London Merchant Securities plc was demerged and LMS Capital was formed to hold this business. Mr. Rayne was employed by London Merchant Securities from 1968 to June 2006 and served as its Chief Executive Director from May 2001 to June 2006. Mr. Rayne is also the Non-Executive Chairman of Derwent London plc, a Central London specialist property company into which London Merchant Securities was merged in February 2007.

Committees and Meetings of The Board

Committees

The Board of Directors has created the following committees:

•	Audit

•	Compensation

•	Corporate Governance and Nominating

Number of Meetings

During 2008, the Board of Directors met five times, the Audit Committee met 28 times, the Compensation Committee met two times, and the Corporate Governance and Nominating Committee met five times. All of the directors attended at least 75% of all Board of Directors and respective committee meetings.

Audit Committee

Messrs. Butters, Moses and Rayne (Chair) are the current members of the Audit Committee. Mr. Butters served as Chairman of the Audit Committee from June 2, 2008 until December 31, 2008. Mr. Rayne became Chairman as of January 1, 2009. Until June 2, 2008, the members of the Audit Committee were Mr. Sheldon B. Lubar (Chair) and Messrs. Butters and Rayne. Mr. Lubar did not stand for re-election to the Board at the 2008 Annual General Meeting. The Audit Committee has been established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has adopted a written charter for the Audit Committee. The charter is available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Committee Charters.” We will provide a copy of the charter without charge to any shareholder upon request. The primary functions of the Audit Committee are:

•	overseeing the integrity of our financial statements;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing our independent auditor’s qualifications and independence; and

•	overseeing the performance of our internal audit function and independent auditor.

All members of the Audit Committee are considered independent under the current rules of the NYSE and the SEC. The Board of Directors has determined that Messrs. Butters and Rayne are “audit committee financial experts” as defined by applicable SEC rules because of their extensive financial experience. For more information regarding Messrs. Butters’ and Rayne’s experience, please see their biographies on page    of this proxy statement.

Compensation Committee

The current members of the Compensation Committee are Messrs. Millard (Chair), Macaulay and Moses. Mr. Brady was a member of the Compensation Committee during 2008 and until March 2009. The Board of Directors has adopted a written charter for the Compensation Committee. The charter is available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Committee Charters.” We will provide a copy of the charter without charge to any shareholder upon request. The primary functions of the Compensation Committee are:

•	evaluating the performance and, together with the other members of the Board who are independent as defined by the rules of the NYSE, determining and approving the compensation of our chief executive officer;

•	making decisions regarding executive compensation, incentive compensation plans and equity-based plans; and

•	administering or having administered our incentive compensation plans and equity-based plans for executive officers and employees.

All members of the Compensation Committee satisfy the qualification standards of section 162(m) (“section 162(m)”) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and Section 16 of the Exchange Act. All members are non-management, non-affiliated, outside directors and they are considered independent under the current rules of the NYSE and the SEC.

Corporate Governance and Nominating Committee

Messrs. Brady, Butters (Chair), Rayne and Macaulay are the current members of the Corporate Governance and Nominating Committee. Messrs. Butters (Chair), Lubar and Macaulay were the members of the Corporate Governance and Nominating Committee until June 2, 2008. Mr. Rayne was appointed to this committee in June 2008 and Mr. Brady in March 2009. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee. The charter is available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Committee Charters.” We will provide a copy of the charter without charge to any shareholder upon request. The primary functions of the Corporate Governance and Nominating Committee are:

•	identifying individuals qualified to serve as Board members;

•	recommending to the Board the director nominees for the next Annual General Meeting of Shareholders;

•	reviewing and structuring our compensation policy regarding fees and equity compensation paid and granted to our directors;

•	developing and recommending to the Board the Corporate Governance Guidelines for the Company;

•	overseeing the Board in its annual review of the Board’s and management’s performance; and

•	recommending to the Board director nominees for each committee.

All members of the Corporate Governance and Nominating Committee are considered independent under the current rules of the NYSE and the SEC.

Audit Committee Report

April 1, 2009

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2008.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and have discussed with the independent auditor the independent auditor’s independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

David J. Butters
Robert K. Moses, Jr.
Robert A. Rayne, Chairman

Board Compensation

We use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the level of knowledge and experience that we require of members of our Board. Our Corporate Governance and Nominating Committee is responsible for reviewing and structuring our compensation policy regarding fees and compensation paid and granted to our directors.

Pearl Meyer & Partners (“Pearl Meyer”), a global human resources consulting firm, has been retained by the Corporate Governance and Nominating Committee as an independent compensation consultant to advise the committee on the appropriate compensation for the Board. Pearl Meyer annually assists the Corporate Governance and Nominating Committee by providing comparative market data on board compensation practices and programs based on an analysis of publicly available information on our peer group and U.S. industry practices.

Directors’ Fees

The directors who are not employees of the Company are paid the following fees:

•	$5,000 for each Board meeting attended;

•	$2,000 for each Committee meeting attended;

•	$60,000 as an annual retainer;

•	$20,000 as an additional annual retainer for the Audit Committee chair;

•	$10,000 as an additional annual retainer for each Audit Committee member;

•	$15,000 as an additional annual retainer for the Compensation Committee chair;

•	$10,000 as an additional retainer for the Corporate Governance and Nominating Committee chair; and

•	$20,000 as an additional annual retainer for the Presiding Director.

Annual retainers are paid quarterly. We do not compensate Mr. Duroc-Danner for his service on the Board.

Restricted Share Awards

On September 17, 2008, we granted to each of the non-employee directors a restricted share award of 8,000 registered shares pursuant to our 2006 Omnibus Incentive Plan. The awards vest in three equal annual installments, beginning on September 17, 2009, subject to earlier vesting in the event of the death or disability of the director or a change of control of the Company. The Corporate Governance and Nominating Committee believes that providing a majority of the overall Board compensation in our registered shares aligns the interests of our directors with those of our shareholders. Although we have granted awards of restricted shares in the past, we currently contemplate that future awards will be made in restricted share units.

In addition, during the suspension of the Non-Employee Director Deferred Compensation Plan discussed below, in order to compensate directors for the loss of this benefit each non-employee director will receive an annual grant of restricted shares or restricted share units. Grants will be in an amount determined by the Corporate Governance and Nominating Committee to approximate benefits that our non-employee directors would have received had we not suspended the plan. We expect these restricted shares or restricted share units to have a market value equal to 15% of the director’s cumulative fees earned during the year. The restricted share or restricted share unit awards will vest on the date of grant.

Non-Employee Director Deferred Compensation Plan

We maintain the Weatherford International Ltd. Non-Employee Director Deferred Compensation Plan. This plan was amended on December 31, 2008 to comply with section 409A of the Code and final Treasury regulations issued thereunder (collectively, “section 409A”), in an effort to minimize the imposition of taxes under section 409A on participants. In addition, we suspended this plan effective as of December 31, 2008 because of uncertainties concerning the application of section 457A of the Code (“section 457A”) and the lack of Department of Treasury guidance thereunder. During the suspension and unless and until the Board of Directors determines otherwise, no new participants may join the plan, the directors will not be able to make fee deferrals to the plan, and we will not make any matching contributions. While the plan is suspended, amounts are still payable to participants on the occurrence of triggering events under the plan. In light of section 457A, the plan was also amended to provide that if the date of a participant’s section 409A “separation from service” (as defined in section 409A) does not occur before January 1, 2017, we will pay the participant his or her termination benefit under the plan on January 1, 2017.

Under this plan, as amended and at any time it is not suspended, each non-employee director may elect to defer up to 7.5% of any fees paid by us. The deferred fees are converted on a monthly basis into non-monetary units representing the number of our registered shares that could have been purchased with the deferred fees based on the average of the high and low price of our registered shares on the last day of the month in which the fees were deferred. If a non-employee director elects to defer at least 5% of his fees, we will make an additional contribution to the director’s account equal to (1) 7.5% of the director’s fees plus (2) the amount of fees deferred by the director. Our directors may elect when distributions will be made from the plan. In any event, all benefits under the plan will be distributed no later than January 1, 2017. The amount of the distribution will be a number of registered shares equal to the number of units in the director’s account at the time of the distribution.

Prior to the suspension of this plan, each of our non-employee directors elected to defer 7.5% of the fees paid by us and to have his distribution paid on the first day of the calendar quarter coincident with or next following the date of his cessation of service with the Board. As of December 31, 2008, Messrs. Brady, Butters, Macaulay, Millard, Moses and Rayne had 5,679, 62,831, 10,710, 8,798, 11,441, and 21,767 units allocated to their respective accounts, including units purchased with their own deferrals. Based on the closing market price of our registered shares on December 31, 2008 ($10.82), the value of the units in each of Messrs. Brady’s, Butters,’ Macaulay’s, Millard’s, Moses’ and Rayne’s accounts as of December 31, 2008 was $61,447, $679,831, $115,882, $95,194, $123,792 and $235,519, respectively.

Non-Employee Director Retirement Plan

We maintain the Weatherford International Ltd. Non-Employee Director Retirement Plan for former eligible directors of Weatherford Enterra. This plan was amended on December 31, 2008 to comply with section 409A in an effort to minimize the imposition of taxes under section 409A upon the directors.

Under this plan, as amended, former non-employee directors of Weatherford Enterra with at least five years of service as a non-employee director are entitled to receive an annual benefit amount equal to 50% of the annual cash retainer fee paid to the director during the plan year ended December 31, 1998, with benefits increased by 10% (up to 100%) for each additional full year of service through June 1, 1998. The benefits are payable monthly, beginning on the first day of the month on or next following the date of the director’s cessation of service with the Board. The benefits are then payable for the lesser of the number of months that the director served on the Board or 10 years. If the director dies while serving on the Board or after his retirement from the Board, benefits are paid to his beneficiaries. After the merger of EVI, Inc. and Weatherford Enterra in June 1998, we discontinued this plan. Mr. Moses is the only current director who was fully vested and eligible to participate in this plan at the time of the plan’s discontinuance. Mr. Moses had over 10 years of credited service on the Board of Weatherford Enterra at the time the plan was discontinued, and his annual benefit amount upon his retirement will be $20,000 payable for 10 years, provided that in any event, benefits under this plan will be completely distributed no later than January 1, 2017.

Summary of Board Compensation for 2008

The following table sets forth the compensation paid to each of our non-employee directors for the year ended December 31, 2008, including Mr. Lubar. Mr. Duroc-Danner was an executive officer and director in 2008, and information about his compensation is listed in the Summary Compensation Table in this proxy statement.

Director Compensation

	Fees
	Earned
	or Paid	Share	All Other
	in Cash	Awards	Compensation	Total
Name	($)(1)	($)(2)(3)	($)(4)	($)

Nicholas F. Brady	99,000	234,683	14,850	348,533
David J. Butters	196,334	234,683	29,450	460,467
Sheldon B. Lubar(5)	76,000	0	11,400	87,400
William E. Macaulay	114,000	234,683	17,100	365,783
Robert B. Millard	119,000	234,683	17,850	371,533
Robert K. Moses, Jr.	146,334	234,683	21,950	402,967
Robert A. Rayne	176,500	234,683	26,475	437,658

(1)	Includes fees deferred pursuant to our Non-Employee Director Deferred Compensation Plan, described above under “Non-Employee Director Deferred Compensation Plan.” In 2008, Messrs. Brady, Butters, Lubar, Macaulay, Millard, Moses and Rayne deferred $7,425, $14,725, $5,700, $8,550, $8,925, $10,975 and $13,238 in fees, respectively, which represented 288, 600, 89, 327, 345, 452 and 466 units allocated to their respective accounts.

(2)	Restricted share grants of 8,000 shares were awarded to each of our non-employee directors serving on September 17, 2008, pursuant to our 2006 Omnibus Incentive Plan. For more information, see “Restricted Share Awards” above. The grant date fair value of each of the awards, as determined pursuant to Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)”), was $229,920 for each of the non-employee directors serving on September 17, 2008. The value shown in the table does not reflect compensation actually received. Instead, it is the amount recognized for financial statement reporting purposes pursuant to FAS 123(R) for the fiscal year ended 2008, and thus includes in each amount the FAS 123(R) expense incurred for 2008 for all awards outstanding (whether granted in the current or prior fiscal years). Awards of restricted shares granted prior to 2008 for which amounts are included in the table are 8,000 shares granted to each director on September 20, 2007, which vest over three years and have a per share fair value of $34.645, 10,000 shares granted to each director on October 2, 2006, which vest over three years and have a per share fair value of $20.45 and 12,000 shares granted to each director on September 29, 2005, which are fully vested and have a per share fair value of $17.4725. Assumptions used in the calculation of this amount are included in footnote 13 to our audited financial statements included in our Annual Report on 10-K for the year ended December 31, 2008.

No options were granted in 2008, and all previously granted options were fully vested as of January 1, 2008. As a result, there was no expense included in our financial statements pursuant to FAS 123(R) for options in 2008.

(3)	As of December 31, 2008, aggregate outstanding restricted share and option awards for each non-employee director were as follows:

		Aggregate
		Number of
	Aggregate	Shares
	Number of	Underlying
Name	Restricted Shares	Options

Nicholas F. Brady	16,666	0
David J. Butters	16,666	302,400
Sheldon B. Lubar	0	854,528
William E. Macaulay	16,666	854,528
Robert B. Millard	16,666	854,528 (a)
Robert K. Moses, Jr.	16,666	0
Robert A. Rayne	16,666	480,000

(a)	Options with respect to 140,215 of such shares had been transferred to family trusts as of December 31, 2008.

(4)	Represents amounts credited by us to each director’s account under our Non-Employee Director Deferred Compensation Plan, described above under “Director Deferred Compensation Plan.” Our 2008 credits to the accounts of Messrs. Brady, Butters, Lubar, Macaulay, Millard, Moses and Rayne, represented 575, 1,199, 177, 654, 689, 904 and 933 units allocated to their respective accounts.

(5)	Mr. Lubar did not stand for re-election to the Board at the 2008 Annual General Meeting.

Corporate Governance Matters

We are committed to adhering to sound principles of corporate governance. A copy of our Corporate Governance Principles is available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Corporate Governance Policies.” We will also provide a copy of our Corporate Governance Principles to any of our shareholders without charge upon written request.

Director Independence

The Board of Directors has affirmatively determined that each director and nominee is independent under the current rules of the NYSE and the SEC, other than Mr. Duroc-Danner, who is an employee. As contemplated by NYSE rules, the Board has adopted categorical standards to assist it in making independence determinations. The Board, however, considers and reviews all relationships with each director in making its independence determinations. A relationship falls within the categorical standards if it:

•	Is a type of relationship addressed in Section 303A.02(b) of the NYSE Listed Company Manual, but under those rules does not preclude a determination of independence; or

•	Is in the ordinary course of business and does not exceed 2% of the consolidated gross revenues of the other person for the previous year.

None of the independent directors and nominees had relationships relevant to an independence determination that were outside the scope of the Board’s categorical standards. The relationships discussed under “Related Person Transactions” in this proxy statement did not exceed these standards and was determined by the Board not to be material.

Policies Regarding Related Person Transactions

Our policies regarding transactions between us or any of our affiliates and our directors, executive officers and other employees are set forth in our Corporate Governance Principles and our Code of Conduct — Conflicts of Interest Policy. These documents are available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Corporate Governance Policies” or “Code of Conduct,” as applicable. If an actual or potential conflict of interest arises for any director, the director is required to notify the Board and is not allowed to participate in any discussions or voting on any transaction in which the actual or potential conflict of interest may arise. The Board of Directors approves any transactions with our Chief Executive Officer, and our Chief Executive Officer approves any transactions with any other officer.

Director Nominations

In obtaining the names of possible nominees, the Corporate Governance and Nominating Committee makes its own inquiries and will receive suggestions from other directors, management, shareholders and other sources, and its process for evaluating nominees identified in unsolicited recommendations from shareholders is the same as its process for unsolicited recommendations from other sources. The Corporate Governance and Nominating Committee will consider nominees recommended by shareholders who submit their recommendations in writing to Chair, Corporate Governance and Nominating Committee, care of the Secretary, Weatherford International Ltd., Alpenstrasse 15, 6300 Zug, Switzerland. Recommendations received before December 1st in any year will be considered for inclusion in the slate of director nominees to be presented at the Annual General Meeting in the following year. Unsolicited recommendations must contain the name, address and telephone number of the potential nominee, a statement regarding the potential nominee’s background, experience, expertise and qualifications, a signed statement confirming his or her willingness and ability to serve as a director and abide by our corporate governance policies and his or her availability for a personal interview with the Corporate Governance and Nominating Committee, and evidence that the person making the recommendation is a shareholder of Weatherford.

The Corporate Governance and Nominating Committee believes that nominees should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our shareholders. Directors should have a record of accomplishment in their chosen professional field and demonstrate sound business judgment. Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, including attendance at (in person) and participation in all Board and Committee meetings, and should be committed to serve on the Board for an extended period of time.

Rule 14a-8 under the Exchange Act addresses when a shareholder may submit a proposal for inclusion of a nominee for director in our proxy materials. Shareholders who do not comply with Rule 14a-8 but who wish to have a nominee considered by our shareholders at the General Meeting must comply with the deadlines and procedures set forth in our Articles. Please see “Proposals by Shareholders” in this proxy statement for more information.

Communication with Board Members

Any shareholder or other interested party that desires to communicate with the Board of Directors or any of its specific members, including the Presiding Director or the non-management directors as a group, should send their communication to the Secretary, Weatherford International Ltd., Alpenstrasse 15, 6300 Zug, Switzerland. All such communications will be forwarded to the appropriate members of the Board.

Director Presiding at Executive Sessions

Executive sessions of non-management directors are held at least twice each year. In 2008, the non-management directors held four executive sessions. Mr. Butters has been appointed as the Presiding Director for these sessions.

Director Attendance at General Meeting

All directors are expected to attend the General Meeting. All of our directors attended our 2008 Annual General Meeting.

Code of Conduct

We have adopted a Code of Conduct that applies to our directors, officers and employees. We also have adopted a Supplemental Code of Conduct that applies to our President and Chief Executive Officer and our Chief Financial Officer. These documents are available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Code of Conduct” or “Supplemental Code of Conduct,” as applicable. We will also provide a copy of these documents to any of our shareholders without charge upon written request. We intend to post amendments to and waivers of our Code of Conduct (to the extent applicable to our President and Chief Executive Officer and our Chief Financial Officer) and to the Supplemental Code of Conduct at this location on our website.

PROPOSAL NO. 2

Appointment of Independent Registered Public Accounting Firm and
Ratification of the Election of Statutory Auditor

At the General Meeting, our shareholders will be asked to appoint Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009 and ratify the election of Ernst & Young AG, Zurich, as Weatherford’s statutory auditor for the year ending December 31, 2009.

The affirmative vote of a relative majority of the votes cast at the General Meeting is required to approve this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote for the proposal. Abstentions, “broker non-votes,” blank or invalid ballots and withdrawals will not be counted as a vote for or against the proposal.

Representatives of Ernst & Young LLP and Ernst & Young AG, Zurich will be present at the General Meeting to respond to any appropriate shareholder questions and will be given an opportunity to make a statement if they so desire.

THE BOARD OF DIRECTORS PROPOSES YOU VOTE “FOR” THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009 AND RATIFICATION OF THE ELECTION OF ERNST & YOUNG AG, ZURICH, AS OUR STATUTORY AUDITOR FOR THE YEAR ENDING DECEMBER 31, 2009.

Fees Paid to Ernst & Young

The following table presents fees for professional audit services rendered by Ernst & Young for the audit of the Company’s annual financial statements for the years ended December 31, 2008 and 2007, and fees billed for other services rendered by Ernst & Young during those periods. All fees were approved by the Audit Committee pursuant to its Pre-approval Policy.

	2008	2007

Audit fees(1)	$6,282,000	$6,333,000
Audit-related fees(2)	72,000	90,000
Tax fees(3)	400,000	455,000
All other fees(4)	8,000	24,000

Total	$6,762,000	$6,902,000

(1)	Audit fees consist of professional services rendered for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal controls over financial reporting and the reviews of the quarterly financial statements. This category also includes fees for issuance of comfort letters, consents, assistance with and review of documents filed with the SEC, statutory audit fees, work done by tax professionals in connection with the audit and quarterly reviews and accounting consultations and research work necessary to comply with the standards of the Public Company Accounting Oversight Board (United States). Fees are presented in the period to which they relate versus the period in which they were billed.

(2)	Audit-related fees include consultations concerning financial accounting and reporting matters not required by statute or regulation as well as fees for employee benefit plan audits.

(3)	Tax fees consist of non-U.S. tax compliance, planning and U.S./non-U.S. tax-related consultation.

(4)	Other services performed include regulatory compliance services and certain other advisory services and do not include any fees for financial information systems design and implementation.

Audit Committee Pre-approval Policy

The Audit Committee has established a pre-approval policy for all audit services to be provided by an outside audit firm, including the independent auditor, and permissible non-audit services provided by the independent auditor.

There are two types of pre-approval. “General” pre-approval is based on pre-determined types of services and amounts. Under the policy, pre-approved service categories are provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. The Audit Committee reviews a listing of “General” services provided on a quarterly basis. “Specific” pre-approval is required for certain types of services or if a service is expected to exceed the limits set out in the “General” pre-approval. “Specific” pre-approval must be obtained through direct communications with the Audit Committee or the Chairman of the Audit Committee, to whom the Audit Committee has delegated pre-approval authority. The Chairman must report any pre-approved decisions to the Audit Committee at its next scheduled meeting.

Pre-approval is not required for de minimis services that initially were thought to be part of an audit. When an auditor performs a service thought to be part of the audit, which then turns out to be a non-audit service, the pre-approval requirement is waived. However, the Audit Committee must approve the service before the audit is completed. Fees for de minimis services, when aggregated with fees for all such services, cannot exceed 5% of the total fees paid to the auditor during the fiscal year.

SHARE OWNERSHIP

Shares Owned by Directors and Executive Officers

This table shows the number and percentage of registered shares beneficially owned by each of our directors, each of the executive officers named in the Summary Compensation Table that appears under “Executive Compensation” in this proxy statement and all of our directors and executive officers as a group. Share ownership information of our directors and executive officers is as of March 23, 2009. Each person has sole voting and investment power for the shares shown below, unless otherwise noted. Throughout this proxy statement, the individuals serving as our principal executive officer (Chief Executive Officer) and our principal financial officer (Chief Financial Officer) during the last completed fiscal year, and our three other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year are referred to collectively as the “named executive officers.”

	Amount and Nature of Shares Beneficially Owned
					Percent of
	Number of		Right to	Total Shares	Outstanding
Name	Shares Owned		Acquire(1)	Beneficially Owned	Shares

Bernard J. Duroc-Danner	2,380,497	(2)	2,248,294	4,628,791	*
Nicholas F. Brady	870,064	(3)	5,679	875,743	*
David J. Butters	226,988	(4)	365,231	592,219	*
William E. Macaulay	661,732	(5)	865,238	1,526,970	*
Robert B. Millard	688,730	(6)	863,326	1,552,056	*
Robert K. Moses, Jr.	557,264	(7)	11,441	568,705	*
Robert A. Rayne	51,116	(8)	501,767	552,883	*
Andrew P. Becnel	545,229	(9)	725,421	1,270,650	*
Stuart E. Ferguson	385,357	(10)	141,731	527,088	*
Burt M. Martin	542,311	(11)	486,760	1,029,071	*
Keith R. Morley	337,175	(12)	443,413	780,588	*
All directors and officers as a group (15 persons)	7,996,875		6,863,490	14,860,365	2.1%

*	Less than 1%.

(1)	Includes registered shares that can be acquired through stock options exercisable through May 25, 2009. Also includes registered shares that can be acquired as a result of distributions pursuant to our Non-Employee Director Deferred Compensation Plan, our Executive Deferred Compensation Stock Ownership Plan or our Foreign Executive Deferred Compensation Stock Plan, as applicable, based on the number of units allocated to each participant’s account as of March 23, 2009. The Non-Employee Director Deferred Compensation Plan is described under “Non-Employee Director Deferred Compensation Plan” in the Board Compensation section of this proxy statement, and the Executive Deferred Compensation Stock Ownership Plan and the Foreign Executive Deferred Compensation Stock Plan are described under “Nonqualified Deferred Compensation” in the Compensation Discussion and Analysis section in this proxy statement.

(2)	Includes 22,176 shares held under our 401(k) Savings Plan, 180,824 shares held by a family limited partnership and 1,392,420 restricted shares that are subject to vesting schedules and forfeiture risk.

(3)	Includes 422,344 shares held in a trust and 16,666 restricted shares that are subject to vesting schedules and forfeiture risk.

(4)	Includes 55,088 shares held by Mr. Butters’ wife, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership, and 16,666 restricted shares that are subject to vesting schedules and forfeiture risk.

(5)	Includes 26,472 shares held by Mr. Macaulay’s wife and 15,504 shares held in the name of or in trust for Mr. Macaulay’s adult daughters, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership. Also includes 16,666 restricted shares that are subject to vesting schedules and forfeiture risk.

(6)	Includes 9,978 shares held by a charitable foundation controlled by Mr. Millard and his wife, 79,252 shares held by Mr. Millard’s wife and 388,496 shares held in trusts. Also includes 16,666 restricted shares that are subject to vesting schedules and forfeiture risk.

(7)	Includes 16,666 restricted shares that are subject to vesting schedules and forfeiture risk. 500,000 shares are pledged to a bank as security.

(8)	Includes 16,666 restricted shares that are subject to vesting schedules and forfeiture risk. Excludes 2,050,000 shares beneficially owned by LMS Capital, of which Mr. Rayne serves as Chief Executive Officer and director, and affiliates of LMS Capital. Mr. Rayne disclaims beneficial ownership of all of the shares beneficially owned by LMS Capital.

(9)	Includes 425,346 restricted shares that are subject to vesting schedules and forfeiture risk.

(10)	Includes 288,349 restricted share units that are subject to vesting schedules and forfeiture risk.

(11)	Includes 350,046 restricted shares that are subject to vesting schedules and forfeiture risk.

(12)	Includes 235,034 restricted shares that are subject to vesting schedules and forfeiture risk.

Shares Owned by Certain Beneficial Holders

This table shows information for each person known by us to beneficially own 5% or more of the outstanding registered shares as of March 23, 2009.

Name and Address of		Percent of
Beneficial Owner	Number of Shares(1)	Outstanding Shares

ClearBridge Advisors, LLC(2)	58,201,085	8.3
620 8th Avenue New York, New York 10018
FMR LLC(3)	54,700,158	7.8
Edward C. Johnson 3d 82 Devonshire Street Boston, Massachusetts 02109
Wellington Management Company, LLP(4)	35,970,900	5.2
75 State Street Boston, Massachusetts 02109

(1)	Except as otherwise noted, this information is based on information as of December 31, 2008 furnished by each shareholder or contained in filings made by the shareholder with the SEC.

(2)	The beneficial owner has sole voting power over 49,295,970 shares and sole dispositive power over all shares. The beneficial owner does not have shared voting or dispositive power over any of the shares.

(3)	Information is as of March 4, 2009. As of December 31, 2008, FMR LLC had sole voting power over 5,169,070 shares, Mr. Johnson had sole voting power over 542,881 shares and both owners had sole dispositive power over all shares owned as of that date. As of December 31, 2008, the beneficial owners did not have shared voting or dispositive power over any shares owned as of that date.

(4)	Voting power over 20,281,400 shares is shared. The beneficial owner does not have sole voting power over any shares. Dispositive power over all shares is shared.

EXECUTIVE OFFICERS

In addition to Mr. Duroc-Danner, whose biography is shown on page 4, the following persons are our executive officers. None of the executive officers or directors have any family relationships with each other.

Name	Age	Position

Bernard J. Duroc-Danner	55	Chairman of the Board, President and Chief Executive Officer
Andrew P. Becnel	41	Senior Vice President and Chief Financial Officer
Stuart E. Ferguson	42	Senior Vice President — Reservoir & Production and Chief Technology Officer
Burt M. Martin	45	Senior Vice President, General Counsel and Secretary
Keith R. Morley	58	Senior Vice President — Well Construction & Operations Support
M. Jessica Abarca	37	Vice President — Accounting and Chief Accounting Officer
M. David Colley	48	Vice President — Artificial Lift Global Business Unit
Carel W. J. Hoyer	50	Vice President — Well Construction Services
James M. Hudgins	55	Vice President — Tax

Andrew P. Becnel was appointed Senior Vice President and Chief Financial Officer in October 2006. Mr. Becnel joined the Company in 2002 and served as Corporate Vice President — Finance from September 2005 to October 2006, Vice President of Finance from May 2004 to September 2005 and Associate General Counsel from June 2002 to May 2004. Prior to joining the Company, he was Securities Counsel of Koch Investment Group (the investment and trading division of Koch Industries) from 2001 to 2002 and Senior Associate Attorney with the law firm of Andrews Kurth LLP from 1995 until 2001.

Stuart E. Ferguson was appointed Senior Vice President — Reservoir & Production and Chief Technology Officer in December 2007. Mr. Ferguson joined the Company in April 2001 and has served in several positions, including Senior Vice President and Chief Technology Officer from April 2003 to December 2007 and Senior Vice President and President — Completion Systems from September 2002 until April 2003. From May 2000 until February 2001, Mr. Ferguson was Group Marketing Director of Expro International Group PLC, an oilfield services company. From August 1994 until February 2000, Mr. Ferguson worked for Petroline Wellsystems Ltd., a provider of specialist oilfield products, in various positions, including Technical Services Director. We acquired Petroline in September 1999.

Burt M. Martin was appointed Senior Vice President, General Counsel and Secretary in April 2002. He joined the Company in June 1998 and served as Associate General Counsel from June 1998 until June 2000 and as Vice President — Law and Secretary from June 2000 until April 2002. From 1993 to 1998, Mr. Martin was an associate attorney with the law firm of Fulbright & Jaworski L.L.P.

Keith R. Morley joined the Company in November 2001 and was appointed Senior Vice President — Well Construction & Operations Support in January 2007. From January 2007 to December 2007, Mr. Morley served as Vice President — Operations Support, and from May 2003 to January 2007, he served as Vice President — Enterprise Excellence. From August 1999 to November 2001, Mr. Morley worked for CiDRA Optical Sensing Systems in various capacities, including Senior Vice President and General Manager. We acquired CiDRA Optical Sensing Systems in November 2001. From October 1998 to August 1999, Mr. Morley was President and Chief Executive Officer of Diversified Energy Services Corporation.

M. Jessica Abarca was appointed Vice President — Accounting and Chief Accounting Officer in October 2006. Ms. Abarca joined Weatherford in 1996 and served as Vice President — Finance of the Company’s Completion and Production Systems division from May 2003 until October 2006. From 1996 until 2003, Ms. Abarca served in several finance and accounting managerial positions. Prior to joining the Company, she worked for Ernst & Young LLP from 1993 until 1996.

M. David Colley joined the Company in 1996 and was appointed Vice President — Artificial Lift Global Business Unit in January 2008. From September 2002 to January 2008, Mr. Colley was Vice President — Global

Manufacturing. Mr. Colley also was in charge of Information Technology from December 2002 until February 2004. Prior to joining the Company, Mr. Colley worked for 17 years for another oilfield service company in various positions, with a focus on the supply of oilfield products.

Carel W. J. Hoyer was appointed Vice President — Well Construction Services in February 2009. Mr. Hoyer joined the Company in August 2005 and has served in various positions, including Group Vice President — Global Business Unit Manager for several of our business units and Vice President Research, Development and Engineering. From December 1998 until August 2005, Mr. Hoyer worked for Precision Drilling in numerous capacities, including Canadian Regional Director and Vice President Product Development — Precision Energy Services. We acquired Precision in August 2005. Prior to that time, Mr. Hoyer worked for other oilfield service companies in various positions for more than 17 years.

James M. Hudgins was appointed Vice President — Tax in February 2009. Mr. Hudgins joined the Company in 1999 and served as Director of Tax until February 2009 and has also served as Treasurer. From June 1991 to December 1998, Mr. Hudgins held tax and finance positions with another oilfield service company. Prior to that time, he worked for Ernst & Young LLP.

Related Person Transactions

In December 2007, we entered into an arms-length transaction with an affiliate of E. Lee Colley, III, our former Senior Vice President and Chief Operating Officer. E. Lee Colley is also the brother of M. David Colley, our Vice President — Artificial Lift Global Business Unit. Under the terms of the transaction, we transferred intellectual property rights relating to the design of certain equipment to an affiliate of E. Lee Colley, and, in exchange, we received $2.6 million in cash and a promissory note for $10.4 million payable over six years and bearing interest at LIBOR plus 3%. In connection with this transfer, we also entered a supply agreement with the purchaser to manufacture and supply us with certain equipment, under which we expect to purchase approximately $10 million of products per year. Mr. M. David Colley was not involved in the negotiation of this transaction and will receive no personal benefit from it.

We sublease our London office from LMS Capital. Mr. Rayne, one of our directors, is Chief Executive Officer and a director of LMS Capital. The lease is for a term of 10 years and provides for annual rent of £200,000 (approximately $291,000 based on exchange rates as of March 27, 2009). The rental rate is subject to adjustment after five years. The sublease is on usual and customary terms.

In October 2008, we entered into a revolving credit facility in which Barclays Bank PLC participated and committed to lend us up to $100,000,000. We paid Barclays an arrangement fee of $2,000,000 in connection with the revolving credit facility and paid the administrative agent under the facility a facility fee for the fourth quarter of 2008 in the amount of $368,852, of which Barclays was entitled to 20%. The terms of the facility are usual and customary. Mr. Millard, one of our directors, was a Managing Director of Barclays from mid-September 2008 until mid-December 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Administration of Executive Compensation Program

The Compensation Committee of the Board oversees our compensation programs and establishes and implements our compensation philosophy applicable to our executive officers. The Compensation Committee annually reviews, determines and approves our compensation programs and policies for our executive officers, and all of the non-management members of the Board of Directors review and ratify the compensation of our executive officers.

The Compensation Committee currently consists of three directors who are not employees of the Company and who are independent, as defined by the standards of the NYSE. All members of the Compensation Committee satisfy the qualification standards of section 162(m) and Section 16 of the Exchange Act. No Compensation

Committee member participates in any of our employee compensation programs, other than receiving equity grants under the plans described under “Board Compensation” above. Each year, the Board of Directors reviews all relationships that each director has with the Company. The Board of Directors has determined that none of the members of the Compensation Committee had any material business relationships with us in 2008.

Compensation Philosophy and Objectives

The Compensation Committee believes that our executive compensation program should be designed to reward the achievement of enhanced financial performance of the Company and should promote the improvement of shareholder value by aligning the interests of our executive officers with those of our shareholders. In furtherance of these objectives, the Compensation Committee has structured the Company’s annual and long-term incentive compensation to provide competitive salary levels and compensation incentives that we believe (1) attract and retain individuals of outstanding ability in key executive positions, (2) drive and reward strong business performance to create superior value for our shareholders and (3) encourage our executives to focus on both the short-term and long-term performance goals of the Company.

The Compensation Committee believes that a significant portion of executive compensation should be tied to Company and registered share performance. During periods when our financial performance meets or exceeds established objectives, executive officers should be rewarded under our incentive compensation programs for their efforts in achieving our goals. Likewise, when our performance does not meet the established goals, incentive compensation may be reduced or eliminated. There is no pre-established policy for the allocation of compensation between cash and non-cash or short-term and long-term incentive compensation because the Compensation Committee believes it is important to maintain flexibility in establishing the proper mix of compensation from year to year.

Incentive compensation is designed to balance short-term annual results and long-term success of the Company. To achieve this balance, executive officers are regularly awarded both short-term and long-term incentives. To motivate our executives to achieve long-term success for the Company and align their interests with those of our shareholders, we provide them and other key employees with various equity-based compensation incentives, including stock options and restricted share and restricted share unit awards and the opportunity to purchase our registered shares through our 401(k) plan. In addition, we generally provide our executive officers the opportunity to participate in our deferred compensation plans, although the Executive Deferred Compensation Stock Ownership Plan is currently suspended. These incentives create a focus on share value appreciation and serve as a retention tool to encourage our key employees to remain in our employ. In order to motivate our executives in the short-term we provide them with the opportunity to earn annual cash bonuses in the event certain financial and operational annual performance goals are met by the Company.

The Compensation Committee annually reviews the compensation information and analysis prepared by Pearl Meyer, the financial performance of the Company and the performance of each executive officer to determine the appropriate level and combination of salary and incentive compensation for executive officers. The procedures used to establish the total compensation levels for all executive officers are the same; however, there are variations in the levels of compensation paid among our executive officers. These variations are based upon each executive officer’s position (both in terms of function and responsibilities), tenure, individual performance, future contributions, retention values and market pay levels.

The Compensation Committee believes that making a significant portion of an executive officer’s compensation contingent on our annual financial results and share price performance more closely aligns the interests of the executive officers with those of our shareholders. Accordingly, in 2008 and 2009, a majority of executive compensation was awarded in the form of incentive compensation (annual performance incentive and long-term equity incentives) as opposed to annual salary. Among our named executive officers, annual salary only represented a minor portion of our executive officers’ total compensation (excluding changes in pension values) in 2008 and 2009. In comparison, incentive compensation, which consists of annual performance (bonus and cash awards) and equity compensation (stock and option awards), represented a majority of our executive officers’ total compensation (excluding changes in pension values) in each of 2008 and 2009.

The Compensation Committee, together with the Board of Directors, intends to review the Company’s compensation philosophies on an ongoing basis to ensure that executive compensation appropriately reflects corporate and individual performance and yields awards that are reflective of the individual’s contribution to the achievement of our goals.

Compensation Consultant

Pearl Meyer has been retained by the Compensation Committee to serve as an independent compensation consultant to provide advice regarding executive compensation and our compensation programs. The Compensation Committee meets with Pearl Meyer at least twice annually and as requested from time to time. In 2009, the Compensation Committee expects to formally meet with Pearl Meyer three times to review and discuss executive compensation matters. Weatherford’s management communicates with Pearl Meyer from time to time but does not direct its activities for the Compensation Committee. Pearl Meyer has in the past infrequently provided general compensation advice to the Company regarding general compensation data for our employees at all levels.

Pearl Meyer assists the Compensation Committee by providing general guidance and comparative market information on compensation practices, programs and trends based on an analysis of publicly available information on our peer group and U.S. industry practices. Pearl Meyer advises the Compensation Committee in analyzing and establishing the compensation levels for our executive officers. This advice includes providing detailed compensation information for each of our executive officers individually and as compared to similarly situated officers in the peer group. This information covers base salary, annual performance incentives, long term incentives, perquisites and other compensation.

Peer Group

The Compensation Committee currently utilizes a broad peer group consisting of publicly traded energy service and exploration and production companies. With the assistance of Pearl Meyer, the peer group was revised and expanded in 2007 to include similarly sized exploration and production companies as these are companies from which we would potentially recruit executive management. In addition, the Compensation Committee also reviews the compensation data from a “focused peer group” which consists of certain companies from the peer group that compete directly with us in the oilfield services industry. Although the companies in the focused peer group differ in size (both in terms of market capitalization and revenues), all of the companies compete head to head in the global market for executive talent and business. The peer group and the focused peer group are both used to benchmark our executive compensation levels against companies that have executive positions with responsibilities similar to ours and that compete with us for executive talent. The Compensation Committee intends to periodically review the composition of our peer group to ensure that the companies in the group are relevant for comparative purposes.

The following companies comprise the peer group: Anadarko Petroleum, Apache Corp., Baker Hughes, BJ Services, Cameron International, Chesapeake Energy, GlobalSantaFe, Halliburton, National Oilwell Varco, Schlumberger, Smith International and Transocean. The “focused peer group” consists of Baker Hughes, BJ Services, Halliburton, Schlumberger and Smith International.

The Compensation Committee reviews survey data and analysis prepared by Pearl Meyer to ensure that our total executive compensation program is comparable to the programs of other companies in our peer group and the focused peer group. Pearl Meyer compiles this data based upon its review of our peer group as well as other general U.S. industry compensation data.

Pearl Meyer’s information is just one of many factors that are considered in setting executive compensation. The Compensation Committee has discretion in determining the extent to which it will be used and may elect not to use the information at all when making compensation decisions.

Annual Reviews and Recommendations

The Compensation Committee, together with the other non-management members of our Board of Directors (other than Mr. Rayne), annually reviews the performance of Mr. Duroc-Danner. Mr. Duroc-Danner annually reviews the performance of each of our executive officers (other than himself) and provides a summary of those reviews to the Compensation Committee. The Compensation Committee reviews supporting documentation regarding the total compensation of the executive officers (base salary, annual performance compensation, long-term incentives, perquisites and other compensation), including the compensation information and data prepared by Pearl Meyer. The Compensation Committee also receives recommendations from Mr. Duroc-Danner concerning the annual base salary, annual performance compensation and long-term incentives of our executive officers (other than Mr. Duroc-Danner). Mr. Duroc-Danner’s recommendations are based upon his review of Pearl Meyer’s data and his view of each executive officer’s position (both in terms of function and responsibilities), tenure, individual performance and future contributions. The Compensation Committee can and does exercise its discretion in modifying any recommended adjustments or awards to the executive officers. The Board of Directors, other than Mr. Duroc-Danner, reviews and ratifies the determinations of the Compensation Committee.

2008 Executive Compensation Components

In 2008, the Compensation Committee reviewed the total direct compensation, including all the components thereof, of each executive officer when making compensation decisions. The Compensation Committee utilized the data and information provided by Pearl Meyer in making their determinations regarding compensation. The primary components of total direct compensation are base salary, annual performance compensation, long-term incentive compensation, perquisites and costs of retirement benefits. To assist the Compensation Committee in its 2008 compensation review and recommendations, Pearl Meyer prepared a summary of the total compensation of each executive officer, including all components of total compensation. This summary included comparative data for similarly situated executive officers at each of the companies in the peer group and focused peer group.

When compared to the total compensation (based on a trailing three year average) of the executive officers in the focused peer group, the Compensation Committee’s goal was to set Mr. Duroc-Danner’s total compensation in 2008 around the 75th percentile. In general, the goal is for the total compensation of the other named executive officers to be in the 50th to 75th percentile range. These percentiles varied among our other executive officers depending on the various factors described in this report (such as position (both in terms of function and responsibilities), tenure, individual performance and future contributions).

Base Salary

Base salaries for our executive officers are reviewed annually. Base salaries also may be adjusted during the year due to a significant increase in job responsibilities or duties. Proposed increases to base salaries are reviewed by our Compensation Committee following recommendations from Mr. Duroc-Danner (other than for his base salary), and subsequently ratified by all of the non-management directors. The Compensation Committee does not rely solely on predetermined formulas or criteria when evaluating executive base salaries. Base salaries for the named executive officers are targeted at median or higher levels of the compensation data provided by Pearl Meyer, but this data is only one of many factors that are taken into account when setting base salary. Increases to base salary in 2008 were based on a combination of factors, including:

•	The executive’s level of experience and responsibility;

•	Retention of executive officers;

•	Salaries of similarly situated executives in our peer group and focused peer group;

•	The scope and complexity of the position held;

•	The executive’s individual performance and efforts in achieving business results;

•	Demonstration of leadership and team work abilities; and

•	The Company’s previous annual financial performance.

Based upon its review of our executive officers’ and our financial performance in 2007, each executive received an increase in base salary in 2008. Mr. Duroc-Danner’s salary increase in 2008 was approximately 6.5%. The average increase in salary in 2008 for all current executive officers was approximately 14.5% and ranged individually from 6.5% to 26%. In February 2009, each executive officer also received an increase in base salary.

Mr. Duroc-Danner’s salary increase in 2009 was approximately 6.7%. The average increase in salary in 2009 for all current executive officers was approximately 8.8%.

Annual Performance Compensation

Annual performance compensation is provided to the executive officers in the form of awards (cash and/or common shares) relating to certain financial and operational achievements of the Company.

Management Incentive Plan.  Our executive officers and all other key employees participate in the Weatherford Management Incentive Plan (formerly known as the Variable Compensation Plan). The Management Incentive Plan provides all participants with the opportunity to earn annual cash bonuses based on the achievement of specific financial and operational performance targets for each fiscal year. Performance under the plan is measured by comparing our actual annual financial results versus certain pre-established financial goals. Awards under the Management Incentive Plan are determined based on the Company’s overall consolidated financial results. The Compensation Committee and management jointly establish the Company’s annual performance targets in the first quarter of each year, and the targets are approved by the non-management directors. Performance objectives are established at two levels: target and superior. Performance targets are set at levels that are achievable but that require better than expected performance and are believed to be competitive with the Company’s peer group and focused peer group. The superior level in 2008 was set approximately 15% above the target level. Generally, targets are established at levels such that the relative difficulty of achieving the target level is consistent from year to year. Performance compensation, if any, is generally paid in cash in March of each year for the prior year’s fiscal performance. The Compensation Committee has the discretion to reduce or increase any performance compensation.

The Chief Executive Officer (other than as it relates to him) may make adjustments to the financial performance goals used to determine performance compensation if circumstances such as unanticipated changes in (1) economic conditions, (2) indicators of growth or recession in business segments, (3) the nature of the Company’s operations, (4) acquisitions and dispositions, (5) laws, regulations, accounting practices or other matters had or are expected to have a positive or negative effect on the Company. He also may suspend or terminate the Management Incentive Plan at any time, even if financial objectives have been achieved, if conditions or circumstances exist that had or may have a negative effect on the Company. If the Company’s financial performance does not generate an award in any given year, an alternative bonus calculation may be performed. All decisions (other than as they relate to the Chief Executive Officer) regarding changes in financial objectives or alternative bonus calculations are reviewed by the Compensation Committee and approved by the non-management directors in advance.

For fiscal 2008, the performance targets were based 100% on our EBIT. The target and superior levels, as a percentage of base salary, for Mr. Duroc-Danner in 2008 were 120% and 180%, respectively, and the levels for all of our other named executive officers were 95% and 145%, respectively. These levels remain unchanged for fiscal 2009. The amount payable under the plan is based upon the Company’s actual financial results versus the performance targets established for each level, subject to the right to make discretionary changes as described above.

No bonuses were paid in 2008 for fiscal year 2007 under our Management Incentive Plan as we failed to meet our internally determined target financial goals. In addition, under the discretion of the Compensation Committee, no bonuses were declared and paid in 2009 under the Management Incentive Plan for fiscal year 2008.

Other Discretionary Cash Awards.  While no payments were made in 2008 for 2007 under the Management Incentive Plan, in February 2008 the Compensation Committee determined and recommended to the Board of Directors that discretionary cash awards be granted to each executive officer as an incentive for each executive officer’s continuing and future service and performance and in recognition of the increased breadth and depth of their individual responsibilities and duties. The Compensation Committee took special note of the fact that the Company has over the recent past reduced the number of executive officers and has redistributed the duties and responsibilities to the current executive officers. The discretionary cash awards granted to Messrs, Duroc-Danner, Becnel, Martin, Morley and Ferguson were $3 million, $525,000, $500,000, $475,000 and $400,000, respectively. In addition, the Compensation Committee also reviewed the cash component of the total compensation of each executive officer and compared this amount to the cash component of the executive officers in the focused peer group. When compared to the 2008 cash compensation of chief executive officers in the focused peer group, Mr. Duroc-Danner’s total cash compensation (including the discretionary cash award) was at the 75th percentile. With regard to our other named executive officers, the 2008 total cash component was on average around the 50th percentile.

In February 2009, in order to motivate and retain the executive officer group, the Compensation Committee, in its discretion, granted cash awards to the executive officers at levels that were less or no more than the 2008 awards. Messrs. Duroc-Danner, Becnel, Martin and Morley were awarded $1.75 million, $525,000, $500,000 and $475,000, respectively.

Long-Term Incentive Compensation

The Compensation Committee considers long-term incentives to be a key component of the executive officer compensation program. Long-term equity incentives are designed to motivate management to work toward long-term performance of the Company and serve to link a significant portion of the executive officers’ compensation to shareholder value. The Compensation Committee believes that making a significant portion of an executive officer’s compensation contingent on our share price performance more closely aligns the interests of the executive officers with those of our shareholders. Accordingly, in 2008 and 2009, a majority of executive compensation was in the form of long-term equity incentive compensation as opposed to annual salary or bonuses. Long-term equity incentive compensation represented, on average, over 50% of our executive officers’ total compensation (excluding changes in pension value) in 2008 and 2009.

These long-term incentives are equity-based and may consist from year to year of both stock options and restricted share or restricted share unit awards. Historically, stock options were exclusively used by the Compensation Committee as we only had a stock option plan. In more recent years, we adopted a restricted stock plan, thus restricted shares were used. Beginning in 2006, the 2006 Omnibus Incentive Plan was established and provided the Compensation Committee with the ability to grant a variety of equity-based long-term incentives, including stock options and restricted shares.

These types of long-term incentive awards provide our executive officers with a benefit that will increase only to the extent that the value of our registered shares increases, thereby giving them an incentive to work to increase shareholder value. The factors considered by the Compensation Committee in determining the number of options and restricted share or restricted share unit awards to be granted to each executive officer are generally the same as those used in establishing the total compensation package of executive officers and include the position of the officer (both in terms of function and responsibilities), tenure, individual performance, future contributions and the long-term incentive compensation of similarly situated executives in our peer group and focused peer group.

Equity-based awards are service-based and generally vest over a period of three to four years. Vesting is accelerated upon death or disability and, if specified in the award agreement, upon retirement under our established policies or as a result of a change of control. Awards also may vest if the executive officer terminates his employment for good reason pursuant to an employment agreement. See below under “Employment Agreements.” The Compensation Committee has granted Mr. Duroc-Danner the discretion to approve and grant long-term equity-based awards to our employees other than Section 16 officers from time to time. Generally, these awards are granted to a broad group of employees and also are granted to employees upon promotion or employment with the Company. All equity-based compensation decisions for the named executive officers are approved by the non-management directors following recommendations from the Compensation Committee and Mr. Duroc-Danner (with respect to the other named executive officers). Mr. Duroc-Danner abstains from voting on these matters and does not participate in discussions regarding his compensation.

Stock options become valuable only if and to the extent that the price of our registered shares exceeds the exercise price of the options, which motivates our executive officers and employees to create shareholder value. Stock options have exercise prices equal to the closing market price of our registered shares on the date of grant. Options granted under our 2006 Omnibus Incentive Plan may have a term of not more than 10 years from the date of grant. Options granted under earlier plans generally have a term of 10 years from the date of vesting. None of the named executive officers received a stock option grant in 2008 or 2009.

Restricted share and restricted share unit awards further motivate our key employees, including our executive officers, to strive for share price appreciation. We generally award restricted shares to employees based in the United States and restricted share units to employees outside the United States. We also expect to issue restricted share units to employees who perform services for the Company in Switzerland, regardless of where they are based. Restricted share units are different from restricted shares in that we do not actually issue registered shares until the vesting requirements are met. Upon vesting, the holder of restricted share units receives one registered share for each unit that vested. Holders of restricted shares are allowed to vote their shares and are entitled to receive dividends if we pay dividends.

In March 2008, the Compensation Committee granted restricted shares to each of our current executive officers as part of their overall total compensation package for 2008. The market value of the restricted shares, as of the date of the grant, to Messrs. Duroc-Danner, Becnel, Martin, Morley and Ferguson were $9 million, $2.5 million, $2 million, $1.5 million and $1.5 million, respectively. In February 2009, the Compensation Committee granted restricted shares or restricted share units to each of our current executive officers as part of their overall total compensation package for 2009. The market value of the restricted shares and restricted share units, as of the date of the grant, to Messrs. Duroc-Danner, Becnel, Martin, Morley and Ferguson were $9.5 million, $3.2 million, $2.1 million, $1.6 million and $2.6 million, respectively.

In addition, during the suspension of the Executive Deferred Compensation Stock Ownership Plan , in order to compensate participants for the loss of this benefit, we intend to grant participants in the plan, including our named executive officers (other than Mr. Ferguson, who is a participant in the Foreign Executive Deferred Compensation Stock Plan, which has not been suspended), quarterly grants of restricted shares or restricted share units. Grants will be made in an amount determined by the Compensation Committee to approximate the benefits participants would have received had we not suspended the plan. See “Deferred Compensation Plans” below.

Retirement Plans

Nonqualified Executive Retirement Plan.  In 2003, we implemented the Weatherford International Ltd. Nonqualified Executive Retirement Plan for our executive officers in order to provide post-employment benefits that were not wholly dependent on the value of our registered shares and to remain competitive with the compensation practices of our peer group and general industry practices. We have purchased life insurance on our executive officers to partially offset the potential benefits payable under this plan. Any benefits payable under these life insurance policies are payable to us, not the executive officers or their estate. The Compensation Committee annually reviews the terms and costs of the plan and the potential benefits payable under the plan. The cost to us of the life insurance premiums for each executive officer is part of the other compensation that is used by the Compensation Committee to determine total compensation for each executive officer.

In early 2008, we amended the plan to exclude all incentive compensation and bonuses from the calculation of potential benefits payable under the plan to any persons who joined the plan after February 6, 2008. This plan was further amended on December 31, 2008 to comply with section 409A in an effort to minimize the imposition of taxes, if any, under section 409A upon participants. The December 31, 2008 amendment also removed provisions that obligated us to pay certain retiree medical benefits and tax gross-ups.

In addition, because of uncertainties concerning the application of Section 457A, as of December 31, 2008, we amended the plan to cease further benefit accruals and to provide that no additional persons may become participants in the plan. Under the plan, as amended, each participant’s benefit will be calculated as if he incurred a voluntary termination of employment on December 31, 2008. In light of section 457A, the plan was also amended to provide that if the date of a participant’s section 409A separation from service does not occur before January 1, 2017, we will pay the participant his or her termination benefit under the plan on January 1, 2017.

Under this plan, as amended, benefits are the lump sum equivalent of a monthly benefit equal to the product of an annual benefit percentage (2.75% for each of the named executive officers) multiplied by the participant’s compensation in effect as of December 31, 2008, multiplied by the participant’s years of service as of December 31, 2008. The benefits are limited to a maximum amount equal to the participant’s compensation as of December 31, 2008 multiplied by a maximum benefit percentage (60% for each of the named executive officers). Compensation under the Nonqualified Executive Retirement Plan for each of the named executive officers is based on the sum of

(1) the highest base salary in the last five years of employment ending on December 31, 2008, increased by any such amounts that could have been received in cash in lieu of deferrals made pursuant to a cash or deferred arrangement or a cafeteria plan, and (2) the greater of the bonus amount potentially payable under the Company’s Management Incentive Plan for the last year of employment ending on December 31, 2008 and the highest bonus paid in the last five years of employment ending on December 31, 2008. Upon electing to participate in the plan, each participant agreed to a one-time 10% reduction in his or her base salary as of the time of electing to participate. Our Chief Executive Officer had sole discretion to credit participants, other than himself, with additional years of service under the plan prior to January 1, 2009. The officers named in the Summary Compensation Table were credited with three additional years of service and Messrs. Becnel, Ferguson and Martin were credited with three additional years of age when we amended the plan to specify that a participant’s benefit will be computed as if he incurred a voluntary termination of employment on December 31, 2008. As of December 31, 2008, each participant is fully vested in his or her benefit accrued under the plan. Each participant’s benefit under the plan shall be his or her termination benefit calculated as if he or she incurred a termination of employment (not for cause) on December 31, 2008.

The benefit will be paid to a participant in a lump sum within 15 days after the date of the participant’s section 409A separation from service with the Company. However, if the participant is a section 409A “specified employee” (as defined in section 409A), the benefit will be paid in a lump sum on the date that is six months following date of such separation from service, subject to the requirement that any termination benefit under the plan be paid no later than January 1, 2017.

Supplemental Retirement Plan.  Effective January 1, 2009, we implemented the Weatherford International Ltd. Supplemental Retirement Plan as a result of the suspension of the Nonqualified Executive Retirement Plan and the uncertainties concerning the application of section 457A. The plan has a one-year term ending on December 31, 2009 and benefits under the plan are payable no later than December 31, 2010. This plan provides retirement benefits to participants whose employment is terminated other than for cause during the term of the plan and following a change of control of the Company. The benefit will be paid in a lump sum and will be equal to the lump sum equivalent of an annual benefit equal to the participant’s annual benefit percentage (2.75% for each of the named executive officers), multiplied by the participant’s compensation, multiplied by the participant’s years of service, up to a maximum amount equal to the maximum benefit percentage set forth in the participant’s participation agreement (60% for each of the named executed officers), multiplied by the participant’s compensation, less the amount of the participant’s termination benefit under the Nonqualified Executive Retirement Plan. Compensation under the Supplemental Retirement Plan for each of the named executive officers is based on the sum of (1) the highest base salary in the last five years of employment, increased by any amounts that could have been received in cash in lieu of deferrals made pursuant to a cash or deferred arrangement or a cafeteria plan, and (b) the greater of the bonus amount potentially payable under the Company’s Management Incentive Plan for the last year of employment and the highest bonus paid in the last five years of employment. In the event of a change of control, the participant will be credited with an additional five years of service and age. If the participant’s employment terminates after a change of control for any reason other than by us for “cause,” with such term as defined in the plan, the participant will be credited with an additional five years of service and age. If a participant dies after becoming eligible to receive a benefit under the supplemental plan (due to a termination of employment other than for “cause” during the one-year term of the plan and following a change of control of Weatherford), his or her beneficiaries will be entitled to receive the participant’s benefit under the plan.

The benefit will be paid to a participant within 15 days after the date of the participant’s section 409A separation from service with the Company unless the participant is a section 409A specified employee, in which case the benefit will be paid on the date that is six months following date of such separation from service. However, no benefits or payments will be provided or paid under the plan after December 31, 2010.

Participants, their spouses and dependent children (up to age 25) are also entitled to receive health and medical insurance benefits for the remainder of the participant’s and his or her spouse’s individual lives, provided they pay normal employee contributions for this coverage up to a maximum annual contribution of $2,000. These benefits will be secondary to Medicare (to the extent permitted by law) and any other health and medical benefits that the participant receives from any other employer-provided plan.

The plan also provides a tax gross-up for any penalties, excise or other tax payments that may be imposed upon the participant with respect to the participant’s benefits under the plan, the Nonqualified Executive Retirement Plan, or compensation outside these plans, including any additional taxes under section 4999 of the Code or section 409A or section 457A.

New Retirement Plan.  Under the terms of the employment agreements with our named executive officers, if we do not adopt a new retirement plan, prior to the termination or expiration of either employment agreement, that has the same terms and conditions as the Nonqualified Executive Retirement Plan in effect prior to December 30, 2008, and any other terms and conditions that are more favorable to the executive officers from the Nonqualified Executive Retirement Plan and the Supplement Retirement Plan existing on January 1, 2009, our named executive officers will have the right to terminate their employment for “good reason” under their employment agreements. See “Employment Agreements” in this Compensation Discussion and Analysis and the “Potential Payments upon Termination of Change in Control” section in this proxy statement for more information.

Deferred Compensation Plans

We maintain two deferred compensation plans for our executive officers: the Weatherford International, Inc. Executive Deferred Compensation Stock Ownership Plan and the Weatherford International, Inc. Foreign Executive Deferred Compensation Stock Plan. These plans were amended on December 31, 2008 to comply with section 409A in an effort to minimize the imposition of taxes under section 409A on participants. The Executive Deferred Compensation Stock Ownership Plan amendment also provided that each participant is vested in the amounts attributable to the credits made on behalf of the participant as of December 31, 2008. This vesting did not affect executive officers, as all of our executive officers who participate in this plan were fully vested prior to December 31, 2008. In addition, we suspended the Executive Deferred Compensation Stock Ownership Plan effective as of December 31, 2008 because of uncertainties concerning the application of section 457A. During the suspension and unless and until the Board determines otherwise, no new participants may join the plan, the participants will not be able to make compensation deferrals to the plan, and we will not make any credits under the plan of behalf of participants. While the plan is suspended, amounts are still payable to participants upon the occurrence of triggering events under the plan.

In any event, and as a result of the December 31, 2008 amendments, all amounts under the Executive Deferred Compensation Stock Ownership Plan will be distributed no later than January 1, 2017. Generally, distributions are made in registered shares. Generally, the amount of the distribution will be a number of registered shares equal to the number of units credited to the participant’s account at the time of the distribution. The ultimate value of benefits under the plans to the participant is dependent upon meeting any applicable vesting requirements and the value of the registered shares at the time of the distribution to the participating employee.

The following describes how the Executive Deferred Compensation Stock Ownership Plan would operate (as if it had not been suspended) and how the Foreign Executive Deferred Compensation Stock Plan currently operates.

Under these plans, as amended, our executive officers and other key employees are provided with long-term incentive compensation through benefits that are directly linked to future increases in the value of our registered shares. Mr. Ferguson is a participant in our Foreign Executive Deferred Compensation Stock Plan. All other named executive officers were participants in the Executive Deferred Compensation Stock Ownership Plan. Under the Executive Deferred Compensation Stock Ownership Plan, each participant could elect to defer up to 7.5% of his compensation. Compensation that could be deferred under the plans consists of base pay, cash merit and incentive bonuses, commission, short-term disability pay, vacation pay and retention bonuses. The deferrals under the Executive Deferred Compensation Stock Ownership Plan were converted on a monthly basis into non-monetary units representing the number of our registered shares that could have been purchased with the deferrals based on the average of the high and low price of our registered shares on the last day of the month in which the compensation was deferred. If a participant elected to defer at least a percentage of his eligible compensation under the Executive Deferred Compensation Stock Ownership Plan, we made an additional credit to the participant’s account equal to the amount of compensation deferred by the participant. We also credited 7.5% of his eligible compensation to his account.

Under the Foreign Executive Deferred Compensation Stock Plan, participants receive annual credits equal to 15% of their eligible compensation which is converted on a monthly basis into non-monetary units representing our registered shares. The Foreign Executive Deferred Compensation Stock Plan provides for a five-year vesting period with respect to the Company’s contributions, subject to earlier vesting in the event of a change in control.

Participants under both of these plans generally cannot receive the value of their deferred compensation under the plans until retirement, termination of employment or death. In the event of the termination of employment, a participant will be paid his benefits under the Executive Deferred Compensation Stock Ownership Plan within 30 days after the date of the participant’s section 409A separation from service with the Company. However, if the participant is a section 409A specified employee, the benefit will be paid on the date that is six months following date of such separation from service. In the event of termination of employment of a participant in the Foreign Executive Deferred Compensation Stock Plan, he will be paid his benefit within 90 days after his termination of employment.

Our obligations with respect to the plans are unfunded. However, under the Executive Deferred Compensation Stock Ownership Plan we have established a grantor trust, which is subject to the claims of our creditors, into which funds are deposited with an independent trustee that purchases registered shares for the plan.

During the suspension of the Executive Deferred Compensation Stock Ownership Plan, in order to compensate participants for the loss of this benefit, we intend to grant participants in the plan, including our named executive officers (other than Mr. Ferguson, who is a participant in the Foreign Executive Deferred Compensation Stock Plan, which has not been suspended), quarterly grants of restricted shares or restricted share units. Grants will be made in an amount determined by the Compensation Committee to approximate the benefits participants would have received had we not suspended the plan. The restricted share awards will vest on the date of grant. We expect these restricted shares to have a market value equal to 15% of the cumulative base salary and bonus earned by participant during the prior quarterly period.

Perquisites

The Company provides the named executive officers with minimal perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with the practices of our peer group. The Compensation Committee annually reviews the perquisites provided to executive officers to determine if adjustments are appropriate. Perquisites made available to our named executive officers in 2008 included an annual car allowance or the use of a company car, payment of club dues and payment of life insurance premiums.

Other Generally Available Benefits

Our named executive officers are eligible for additional Company-wide benefits on the same basis as other full-time employees. These include a 401(k) plan and other health, medical and welfare programs.

Our 401(k) plan gives our employees an opportunity to save a percentage of their compensation for their retirement on a pre-tax or after-tax basis. Employees may contribute from 1% to 50% of their gross pay on a pre-tax basis and up to 16% in after-tax contributions. The Company matches the first 4% of the employee’s pre-tax contributions beginning one year after employment. Employees are fully vested in the Company’s contributions after one year of service. Employees may direct how their contributions are invested among a number of investment options, including an option to invest in our registered shares. Only U.S. employees are eligible to participate in our 401(k) plan. Employees outside the United States are covered under different retirement plans.

Our health, medical and welfare programs for U.S. employees include medical, pharmacy, dental and vision insurance if the employee pays the required co-payment, life insurance in the amount of one time the person’s salary or salary bracket, accidental death and dismemberment coverage of up to one time the person’s salary, counseling through our employee assistance program, critical illness coverage of up to $10,000 and business travel accident coverage equal to four times annual salary up to a maximum of $1 million. We also offer short-term and long-term disability benefits. Employees outside the United States are eligible to participate in different plans, depending upon availability of the benefit and the requirements of local law.

Employment Agreements

We have entered into two separate employment agreements with each of our named executive officers, which agreements are intended to work in tandem in granting certain rights to, and imposing obligations upon, the executive officers and creating certain obligations by the Company or Weatherford International, Inc. One employment agreement is an amendment and restatement, effective as of December 31, 2008, of each executive officer’s previous employment agreement with the Company. These amended and restated agreements were amended on December 31, 2008 in an effort to minimize the imposition of taxes, if any, under section 409A on the executive officers and due to uncertainties concerning the application of section 457A. Weatherford International, Inc., one of our wholly owned subsidiaries, also entered into employments agreements with our executive officers to provide for similar rights and obligations as those removed from the existing employment agreements with the Company pursuant to the amendments thereto. These employment agreements became effective as of January 1, 2009.

We believe that the terms of the employment agreements are generally consistent with the employment agreements of executive officers in our peer group. In addition, these agreements help us to attract and retain our named executive officers by providing them with security in the event that they are terminated involuntarily.

Amended and Restated Employment Agreements with Weatherford International Ltd. These employment agreements, as amended effective December 31, 2008, provide for terms of three years from the original effective dates and are automatically renewable annually so as to terminate three years from each renewal date. The agreements generally provide for an annual base salary, which may not be decreased, that is reviewable annually but with no guarantee of increase, eligibility to participate in all incentive, savings and retirements plans and welfare benefit plans that are available generally to our executive officers, at least four weeks of vacation, a company-provided car or car allowance and the perquisites described above. For a description of the potential payments we may be obligated to pay upon the termination of the named executive officers’ employment under these agreements (including additional rights and obligations of the parties under the agreements), see the “Potential Payments upon Termination of Change in Control” section in this proxy statement.

Employment Agreements with Weatherford International, Inc.  These employment agreements, effective January 1, 2009, provide for one-year nonrenewable terms. The primary purpose of these agreements is to provide for certain rights and obligations upon the termination of the named executive officers’ employment with Weatherford International, Inc. For a description of the potential payments we may be obligated to pay upon the termination of the named executive officers’ employment under this agreement (including additional rights and obligations of the parties under the agreements), see the “Potential Payments upon Termination of Change in Control” section in this proxy statement. In addition, the agreements require us to pay legal fees and expenses incurred by the officer in any disputes regarding the agreements or regarding the employment agreements with Weatherford International Ltd. No benefits or payments will be provided or paid under the Weatherford International, Inc. employment agreements following December 31, 2010.

New Employment Agreements.  Under the terms of the current employment agreements with each of our named executive officers discussed above, if we do not enter into a new employment agreement with the officer, prior to the termination or expiration of either current employment agreement that has the same terms and conditions as existed in employment agreements between the Company or Weatherford International, Inc. and the executive officer prior to December 30, 2008, and any other terms and conditions that are more favorable to the executive officers from all employment agreements existing on January 1, 2009 the named executive officer will have the right to terminate his employment for “good reason.” See the “Potential Payments upon Termination of Change in Control” section in this proxy statement for more information.

Share Ownership Guidelines

The Compensation Committee believes that it is important to align the interests of management with the interests of our shareholders. In furtherance of this philosophy, we encourage all of our key employees to become shareholders through our equity-based awards, deferred compensation plans (to the extent available) and 401(k) plan. Although we do not maintain minimum ownership requirements for our executive officers, we believe that each executive officer, through a combination of equity awards and participation in our deferred compensation (to the extent available) and 401(k) plans, has a significant interest in increasing our long-term shareholder value

Tax and Accounting Matters

Section 162(m)

The Compensation Committee considers the tax impact of our executive compensation programs. Section 162(m) imposes a $1 million limitation on the deductibility of certain compensation paid to the chief executive officer and the three next most-highly paid executive officers (other than the chief financial officer). Although the Compensation Committee takes into account the potential application of section 162(m) on incentive compensation awards and other compensation decisions, it may approve compensation that will not meet these requirements in order to ensure competitive levels of compensation for our executive officers

FAS 123(R)

Beginning on January 1, 2006, we began accounting for share-based payments, including stock options, restricted share awards and restricted share unit awards, in accordance with FAS 123(R).

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on such review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Nicholas F. Brady (former member)
Robert B. Millard (Chair)
William E. Macaulay
Robert K. Moses, Jr.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee’s current members are Messrs. Macaulay, Millard (Chair) and Moses, all of whom are independent, non-employee directors. Messrs. Brady and Lubar also served on the Compensation Committee during 2008. None of the Compensation Committee members during 2008 has served as an officer or employee of the Company.

Mr. Rayne is Chief Executive Officer of LMS Capital plc. Mr. Duroc-Danner has been a director of LMS Capital since April 2006. From January 2004 until January 2007, Mr. Duroc-Danner served on the board of London Merchant Securities, and Mr. Rayne was Chief Executive of London Merchant Securities until June 2006. Mr. Rayne does not serve on our Compensation Committee and abstained from voting on Mr. Duroc-Danner’s compensation for 2008 when the Board approved it. Mr. Duroc-Danner does not serve on the Compensation Committee, or any other committee, of LMS Capital and did not serve on the compensation committee of London Merchant Securities.

Summary Compensation Table

This table shows the total compensation paid for the years ended December 31, 2008, 2007 and 2006 to Mr. Duroc-Danner, Mr. Becnel and our three other most highly compensated executive officers during 2008. These officers are referred to in this proxy statement as our named executive officers.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary		Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(1)	Bonus	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Bernard J. Duroc-Danner	2008	1,497,909	3,000,000	5,376,044	1,280,918	—	5,669,704	710,464	17,535,039
Chairman of the Board, President	2007	1,403,041	—	7,591,579	1,073,865	—	10,876,434	675,511	21,620,430
and Chief Executive Officer	2006	1,372,604	—	4,492,828	1,009,211	—	6,634,786	523,455	14,032,884
Andrew P. Becnel	2008	623,265	525,000	1,474,082	498,289	—	591,449	197,894	3,909,979
Senior Vice President and	2007	496,920	—	1,501,898	654,443	—	900,704	191,245	3,745,210
Chief Financial Officer	2006	311,058	—	460,348	527,170	—	1,066,050	126,632	2,491,258
Stuart E. Ferguson	2008	502,060	400,000	878,204	—	—	800,274	200,728	2,781,266
Senior Vice President — Reservoir	2007	447,581	—	1,089,850	—	—	834,158	211,192	2,582,781
and Production and	2006	342,180	—	375,172	49,424	—	278,369	146,466	1,191,611
Chief Technology Officer
Burt M. Martin	2008	573,273	500,000	1,817,792	—	—	921,508	187,005	3,999,578
Senior Vice President	2007	475,541	—	2,040,215	—	—	972,599	200,004	3,688,359
and General Counsel	2006	419,231	—	1,013,502	—	—	965,746	163,662	2,562,141
Keith R. Morley	2008	548,277	475,000	1,016,921	—	—	2,333,237	187,431	4,560,866
Senior Vice President — Well	2007	405,316	—	1,080,562	—	—	3,568,519	151,768	5,206,165
Construction and Operations	2006	299,531	—	462,736	300,712	—	386,941	115,708	1,565,628
and Chief Safety Officer

(1)	Includes amounts deferred by each of the named executive officers under our deferred compensation plans described under “2008 Executive Compensation Components — Deferred Compensation Plans” in the Compensation Discussion and Analysis section in this proxy statement and the Nonqualified Deferred Compensation section in this proxy statement, as well as amounts deferred under our 401(k) plan (but not Company contributions to 401(k) or non-qualified deferred compensation plans — see “All Other Compensation” chart in footnote 5 below).

(2)	Amounts shown do not reflect compensation actually received. Instead, the amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, in accordance with FAS 123(R), and thus includes in each annual amount the FAS 123(R) expense incurred in that fiscal year for all awards outstanding (whether granted in the current or prior fiscal years). Assumptions used in the calculation of these amounts are included in footnote 13 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	Our Management Incentive Plan provides for annual awards based upon the attainment of certain financial performance goals. The awards are paid in the first quarter of the year following the year in which they are earned. No payments were made under the plan for 2007 or 2008. In lieu of receiving any awards under this plan for 2006, Messrs. Duroc-Danner, Becnel, Ferguson, Martin and Morley received a grant of restricted shares (restricted share units in the case of Mr. Ferguson, who is located outside the U.S.) in the first quarter of 2007 pursuant to our 2006 Omnibus Incentive Plan.

(4)	The amounts shown reflect the actuarial increase in the present value of benefits using interest rate and mortality assumptions consistent with those used in our financial statements.

(5)	Other Annual Compensation consists of the following:

		Company
		Contributions to			Matching
		Executive		Club	Contributions		Life
		Deferred	Car/Car	Membership	under		Insurance
		Plan	Allowance	Dues	401(k) Plan		Premiums
	Year	($)	($)	($)	($)		($)

Bernard J. Duroc-Danner	2008	674,686	7,298	4,878	9,200		14,402
	2007	637,681	10,914	4,937	9,000		12,979
	2006	487,704	11,504	4,397	8,800		11,050
Andrew P. Becnel	2008	172,240	9,415	4,391	9,200		2,648
	2007	168,372	8,100	4,194	9,000		1,579
	2006	106,659	7,200	3,027	8,800		946
Stuart E. Ferguson	2008	133,912	14,061	—	45,255(a	)	7,500
	2007	150,224	15,128	—	38,975(a	)	6,865
	2006	100,077	13,907	—	26,746(a	)	5,736
Burt M. Martin	2008	160,991	9,415	5,166	9,200		2,233
	2007	176,393	8,100	4,758	9,000		1,753
	2006	141,635	7,200	4,612	8,800		1,415
Keith R. Morley	2008	153,492	9,415	8,800	9,200		6,524
	2007	122,953	8,100	7,476	9,000		4,239
	2006	89,930	7,200	6,660	8,800		3,118

(a)	Mr. Ferguson is located in the United Kingdom and is a participant in the Weatherford Group Defined Contribution Plan. Amounts shown represent company contributions to that plan.

Grants of Plan-Based Awards in 2008

The following table provides information regarding plan-based awards granted in 2008 to the named executive officers.

		All Other Stock
		Awards: Number of	Grant Date Fair
		Restricted	Value of Share and
Name	Grant Date	Shares/Units(1)(#)	Option Awards(2)

Bernard J. Duroc-Danner	3/04/08	264,980	9,000,046
Andrew P. Becnel	3/04/08	73,606	2,500,028
Stuart E. Ferguson	3/04/08	44,164	1,500,030
Burt M. Martin	3/04/08	58,886	2,000,063
Keith R. Morley	3/04/08	44,164	1,500,030

(1)	All awards were granted under our 2006 Omnibus Incentive Plan and were in the form of restricted shares, other than for Mr. Ferguson, who received restricted share units. No stock options were granted in 2008.

(2)	Amounts shown reflect the grant date fair value of the restricted shares awarded computed in accordance with FAS 123(R).

Potential Payments Upon Termination or Change in Control

We have entered into two separate employment agreements with each of the named executive officers, which agreements are intended to work in tandem in granting certain rights to, and imposing obligations upon, the named executive officers and creating certain obligations by the Company or Weatherford International, Inc. One employment agreement is an amendment and restatement, effective as of December 31, 2008, of each named executive officers’ previous employment agreement with the Company. These amended and restated agreements were amended on December 31, 2008 in an effort to minimize the imposition of taxes under section 409A on the named executive officers and due to uncertainties concerning the application of section 457A. Weatherford

International, Inc., one of our wholly owned subsidiaries, also entered into employments agreements with the named executive officers to provide for similar rights and obligations as those removed from the existing employment agreements with the Company pursuant to the amendments thereto. These employment agreements became effective as of January 1, 2009. See “Employment Agreements” in the Compensation Discussion and Analysis section in this proxy statement for information on the employment agreements with our named executive officers not related to payments upon termination or change in control.

Amended and Restated Employment Agreements with Weatherford International Ltd.  Under the terms of these employment agreements, if the named executive officer’s employment is terminated, whether as a result of death, “disability,” “good reason,” “cause” or otherwise (each term as defined in the employment agreements), the named executive officer (or his estate) will generally be entitled to receive (1) his annual base salary through the date of termination, (2) any accrued but unpaid vacation pay, and (3) all benefits to which the named executive officer is entitled or vested (or becomes entitled or vested as a result of termination) under the terms of all employee benefit and compensation plans, agreements and arrangements in which the named executive officer is a participant as of the date of termination.

Employment Agreements with Weatherford International, Inc.  Under the terms of these employment agreements, if we terminated a named executive officer’s employment for any reason other than “cause,” if the named executive officer terminated his employment for “good reason” or if the employment was terminated as a result of the named executive officer’s death or “disability” (each term as defined in the employment agreements), the named executive officer (or his estate) would be entitled to receive the following compensation:

•	any unpaid salary earned through the date of termination of employment for periods following the executive’s section 409A separation from service (the “Earned Unpaid Salary”);

•	an amount equal to the greater of the highest aggregate annual bonus amounts paid in the five years prior to the year of termination and the bonus amount that would be payable in the year of termination (in either case, pro-rated to the date of termination) (the “Highest Annual Bonus”);

•	an amount equal to three times the sum of the highest base salary during the five years prior to the year of termination added to the Highest Annual Bonus (the “Salary and Bonus Payment”);

•	an amount equal to three times all employer contributions credited to the named executive officer under our 401(k) plan in the last year of employment and the amount that would have been credited and contributed to the named executive officer under all other deferred compensation plans (other than our retirement plans), grossed-up to account for federal and state taxes thereon (the “Contribution Payment”); and

•	an amount equal to three times the total value of all fringe benefits received by the named executive officer on an annualized basis (the “Fringe Benefit Payment”); and

•	any benefits payable under our retirement plans as of the date of termination (unless a change of control has occurred or is pending, in which case the terms of the retirement plan will govern the payment of benefits under such plan) (the “Retirement Plan Payment”). For more information regarding our retirement plans, see the “Pension Benefits” section in this proxy statement and “2008 Executive Compensation Components — Retirement Plans” in the Compensation Discussion and Analysis section in this proxy statement.

In addition, under such circumstances, the following benefits also would be provided or paid:

•	All benefits under all deferred compensation and other benefit plans and all stock options and restricted share grants will automatically become fully vested to the extent not already vested;

•	All health and medical benefits and all other welfare benefits under any plans that are provided to the named executive officer and his or her family prior to termination would be maintained after termination for a period of three years or such longer period as the plans may require, provided the named executive officer makes his required contribution and that such benefits are secondary to any benefits offered by another employer (the “Healthcare Benefit”). See “Other Generally Available Benefits” in the Compensation Discussion and Analysis section in this proxy statement for more information regarding the benefits that we provide to our employees;

•	We would pay, as incurred, for reasonable outplacement services for the named executive officer, the provider of which would be selected by the named executive officer (the “Outplacement Payment”) for a period not extending beyond the last day of the second calendar year following the calendar year in which the named executive officer’s termination occurs;

•	All club memberships, luncheon clubs and other memberships that we provided for the named executive officer or his family prior to termination would be transferred to the named executive officer at no cost to him (other than ordinary income taxes owed);

•	We would either transfer ownership and title to the named executive officer’s company car at no cost to him (other than individual income taxes owed) or, if the named executive officer received a monthly car allowance, we would pay the named executive officer a lump sum in cash equal to the annual car allowance multiplied by three (the “Car Payment”);

•	We would timely pay any other benefits that the named executive officer is entitled to receive under any of our other plans or programs (the “Other Benefits Payment”). In the case of the named executive officer’s death, this would include death benefits to the named executive officer’s estate at least equal to the most favorable benefits provided by us on the date of the agreement or at the time of death, if more favorable. In the case of Disability, this would include disability and other benefits equal to the most favorable benefits provided by us on the date of agreement or at the time of Disability, if more favorable. However, participants in the Supplemental Retirement Plan and their spouses and dependent children (up to age 25) are also entitled to receive health and medical insurance benefits for the remainder of the participant’s and his or her spouse’s individual lives, provided they pay normal employee contributions for this coverage up to a maximum annual contribution of $2,000. See “Other Generally Available Benefits” and “Retirement Plans” in the Compensation Discussion and Analysis section of the proxy statement for more information regarding the benefits that we provide to our employees.

We will pay any Earned Unpaid Salary, the Salary and Bonus Payment, the Contribution Payment, the Fringe Benefit Payment and the Car Payment (if applicable) and transfer club memberships and ownership of the company car (if applicable) within 30 days after the date of the participant’s section 409A separation from service with the Company. However, if the participant is a section 409A specified employee, these payments and transfers will be made on the date that is six months following date of such separation from service with such payments (along with the Retirement Plan Payment) bearing interest at 5% per annum.

Each of these employment agreements provides that we would be required to pay the named executive officer a “gross up payment” to ensure that the named executive officer receives the total benefit intended by his employment agreement.

Defined Terms under Both Employment Agreements.  Under both employment agreements with each of our named executive officers, “cause” is defined as the willful and continued failure to substantially perform the named executive officer’s duties with the Company or Weatherford International, Inc. (other than failure resulting from incapacity due to mental or physical illness or anticipated failure after the named executive officer has provided a notice to termination for good reason) after written demand is made by the Board, or the willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company or Weatherford International, Inc. “Disability” is defined as the absence of the named executive officer from his duties on a substantial basis for 120 calendar days as a result of incapacity due to mental or physical illness. If we determine that the named executive officer is disabled, the named executive officer has 30 days from the date of our notice to the named executive officer of intent to terminate employment by reason of disability to return to full-time performance of his duties. The named executive officer may terminate his employment for disability if a physician selected by the named executive officer determines that a disability has occurred. “Good reason” generally means the occurrence of any of the following:

•	a reduction in title and/or responsibilities of the named executive officer;

•	a relocation of the named executive officer;

•	a reduction in the named executive officer’s benefits;

•	the breach by the Company or Weatherford International, Inc. of the employment agreements;

•	any termination by the Company or Weatherford International, Inc. of the named executive officer’s employment;

•	the failure by the Company to require any successor to perform the employment agreement between the named executive officer and the Company;

•	the failure by the Company to agree, execute and enter into a new employment agreement and a new retirement plan with the named executive officer prior to the termination or expiration of the employment agreements, with such new employment agreement and retirement plan having the same terms and conditions as existed in agreements and plans between the Company or Weatherford International, Inc. and the named executive officers prior to December 30, 2008, and incorporating any other terms and conditions that are more favorable to the named executive officers from all agreements and retirement plans existing on January 1, 2009; and

•	the failure to renew the employment agreements after a change of control.

Following a change of control or other transaction in which our registered shares cease to be publicly traded, “good reason” also will be deemed to exist if the named executive officer is assigned to any position, authority, duties or responsibilities that are not at the ultimate parent and publicly traded company of the surviving entity or that are inconsistent with the current position, authority, duties or responsibilities set out in the employment agreement. Any good faith determination of “good reason” made by the named executive officer is conclusive.

A “change of control” is generally deemed to occur under the employment agreements if:

•	any person acquires 20% or more of our registered shares;

•	at least two-thirds of the members of the current Board of Directors cease to be directors other than in specified circumstances;

•	upon the consummation of a merger or similar transaction other than (1) a transaction in which the shareholders beneficially owning more than two-thirds of the registered shares outstanding immediately prior to the transaction continue to represent at least two-thirds of the voting power immediately after the transaction, (2) a transaction in which no person owns 20% or more of the outstanding registered shares or voting power of the surviving entity, and (3) a transaction in which at least two-thirds of the members of the surviving entity are current members of the Board at the time the transaction was approved; or

•	approval or adoption by the Board or our shareholders of a plan or proposal which could result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the Company’s assets or a dissolution of the Company.

None of the current named executive officers are eligible for retirement under our plans and policies. Messrs. Duroc-Danner and Morley are eligible for early retirement under our retirement plan. However, as of December 31, 2008, each participant is fully vested in his or her benefit accrued under the retirement plan. Each participant’s benefit under the retirement plan will be his or her termination benefit calculated as if he or she incurred a termination of employment (not for cause) as of December 31, 2008. For additional information regarding our retirement plans and benefits available in the event of early retirement, see “Pension Benefits” and “Retirement Plans” in this proxy statement.

Termination Upon Death or Disability, Other Than For Cause or For Good Reason

The following table, referred to in this proxy statement as the “Cash Compensation Table,” describes cash payments that would be required to be made under both of the employment agreements we have with each of the named executive officers and under our retirement plans in the event a named executive officer’s employment was terminated upon death or disability, by us other than for cause or by the named executive officer for good reason. This table and the tables that follow in this section assume that there was no change of control prior to termination, that the event that triggered the payment occurred on December 31, 2008, that the employment agreements with Weatherford International, Inc. were in effect on December 31, 2008 and that the closing market price of our registered shares was $10.82 on that date. The amounts shown for such person in the tables include amounts earned through such time and are estimates of the amount that would be paid out to the named executive officer upon their termination. The actual amounts to be paid out can only be determined at the time of, and depend upon the circumstances surrounding, such named executive officer’s termination. Additional amounts payable as a result of termination upon death or disability or termination after a change of control are set forth in additional detail below under “Termination Upon Death,” “Termination Upon Disability” and “Termination After a Change of Control.”

	Salary
	and		Fringe		Retirement	Other		Out-
	Bonus	Contribution	Benefit		Plan	Benefits	Gross-Up	Placement
	Payment	Payment	Payment	Car Payment	Payment	Payment	Payment	Payment	Total
Name	($)(1)	($)	($)(2)	($)	($)	($)	($)(3)	($)	($)

Bernard J. Duroc-Danner	16,644,230	2,524,235	48,900	—	70,816,990	—	1,444,688	—	91,479,043
Andrew P. Becnel	4,425,317	691,398	47,400	32,400	9,020,091	—	395,706	—	14,612,312
Stuart E. Ferguson	3,908,715	692,207	34,200	33,000	8,760,084	—	461,471	—	13,889,677
Burt M. Martin	4,571,738	713,361	49,800	32,400	12,881,254	—	408,276	—	18,656,829
Keith R. Morley	3,782,307	594,946	54,600	32,400	10,056,504	—	340,504	—	14,861,261

(1)	Includes Salary and Bonus Payments as defined under the employment agreement with Weatherford International, Inc., as well as annual base salary through the date of termination and any accrued but unpaid vacation pay under the employment agreement with Weatherford International Ltd.

(2)	Includes the sum of the costs of an annual physical examination, financial planning services, cellular telephone, professional fees and club dues, multiplied by three.

(3)	Amount shown reflects the estimated amount that would have been paid to account for federal and state taxes on the Contribution Payment. For Messrs. Duroc-Danner, Becnel, Martin and Morley, who are based in the United States, the Contribution Payment is grossed up at a rate of 36.4%. For Mr. Ferguson, who is based in the United Kingdom, the rate is 40%, consistent with tax rates in the United Kingdom. These percentages are only for estimation purposes, and any actual gross-up amount could vary significantly.

In addition to the cash payments described above, the named executive officers would have been entitled to receive the following non-cash compensation set forth in the table below.

	Vested		Membership		Deferred
	Equity	Healthcare	Transfer		Compensation
	Awards	Benefit	Costs	Car Ownership	Distribution
Name	($)(1)	($)(2)	($)(3)	Transfer	($)(4)

Bernard J. Duroc-Danner(5)	7,850,407	371,167	7,750	37,894	4,179,679
Andrew P. Becnel(6)	2,365,316	170,099	17,100	—	491,455
Stuart E. Ferguson(7)	1,235,254	131,803	—	—	435,570
Burt M. Martin(8)	2,584,746	204,187	16,200	—	938,743
Keith R. Morley(9)	1,505,754	312,064	—	—	469,729

(1)	Value for restricted shares\restricted share units was determined by multiplying the number of shares or units that would have vested as a result of the termination by the closing market price of our shares on December 31, 2008 ($10.82). For options, value was determined by multiplying the number of shares as to which the option would have vested as a result of the termination by $10.82 and then subtracting the exercise price multiplied by the number of shares as to which the option vested.

(2)	Includes medical, dental and vision insurance for the named executive officer, his or her spouse and their dependents, plus supplemental life insurance, if the named executive officer elected to purchase it.

(3)	The amount shown is the amount of the deposits paid by the Company for club memberships that would be lost if the membership was transferred to the named executive officer. There are no known transfer fees.

(4)	Value was determined by multiplying the number of units in the named executive officer’s deferred compensation account as of December 31, 2008 (all of which are currently vested without regard to any termination event) by $10.82.

(5)	Mr. Duroc-Danner would have vested as to 725,546 restricted shares. He would have vested as to options to purchase an aggregate of 673,300 shares, which have an exercise price of $20.05 per share. He would have received a distribution of 386,292 registered shares under our executive deferred compensation plan.

(6)	Mr. Becnel would have vested as to 218,606 restricted shares. He would have vested as to options to purchase an aggregate of 120,000 shares, which have an exercise price of $21.135 per share. He would have received a distribution of 45,421 registered shares under our executive deferred compensation plan.

(7)	Mr. Ferguson would have vested as to 114,164 restricted share units. He would have received a distribution an aggregate of 40,256 registered shares under our executive deferred compensation and foreign executive deferred compensation plans.

(8)	Mr. Martin would have vested as to 238,886 restricted shares. He would have received a distribution of 86,760 registered shares under our executive deferred compensation plan.

(9)	Mr. Morley would have vested as to 139,164 restricted shares. He would have received a distribution of 43,413 registered shares under our executive deferred compensation plan.

Termination Upon Death

In the event of a named executive officer’s death, his estate would be entitled to receive the following compensation in addition to the amounts set forth in the Cash Compensation Table: (1) life insurance proceeds in the amount of one times the named executive officer’s salary or salary bracket, (2) if applicable, accidental death and dismemberment proceeds in the amount of one times the named executive officer’s salary and (3) if a participant is not already eligible to receive the maximum benefits payable under our retirement plan, an additional death benefit amount under that plan. The additional amounts in life insurance proceeds would be $1,500,000 for Mr. Duroc-Danner, $625,000 for Mr. Becnel, $1,676,690 for Mr. Ferguson, $575,000 for Mr. Martin and $795,000 for Mr. Morley (including $245,000 of proceeds the premiums for which are paid by Mr. Morley). If accidental death and dismemberment benefits were payable, these amounts generally would be doubled.

Termination After a Change of Control

In the event of a named executive officer’s employment was terminated after a change of control for any reason other than by us for cause, the named executive officer would be entitled to a termination benefit payment pursuant to our Supplemental Retirement Plan (in addition to the Retirement Plan Payment set forth in the Cash Compensation Table). For a description of this payment, see “2008 Executive Compensation Components — Retirement Plans — Supplemental Retirement Plan” in the Compensation Discussion and Analysis section in this proxy statement. Additionally, the named executive officer would be entitled to additional gross-up payments to account for taxes that would be payable on the amounts received by the named executive officer. The additional payment amounts would be $0 for Mr. Duroc-Danner, $9,020,091 for Mr. Becnel, $7,963,713 for Mr. Ferguson, $7,193,427 for Mr. Martin and $6,821,545 for Mr. Morley. Tax gross-up payments would be $0 for Mr. Duroc-Danner, $6,279,879 for Mr. Becnel, $0 for Mr. Ferguson, $4,914,447 for Mr. Martin and $4,912,610 for Mr. Morley.

Termination for Cause or Voluntary Termination

No other special or additional payments are payable to the named executive officers under the employment agreements in the event of a termination for “cause” or voluntary termination of employment by the named executive officer for other than “good reason.”

Outstanding Equity Awards at December 31, 2008

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2008.

	Option Awards
	Number of		Number of				Stock Awards
	Securities		Securities				Number of		Market Value of
	Underlying		Underlying		Option		Shares or		Shares or Units of
	Unexercised		Unexercised		Exercise	Option	Units of Shares		Shares That Have
	Options (#)		Options (#)		Price	Expiration	That Have Not		Not Vested
Name	Exercisable		Unexercisable		($)	Date	Vested (#)		($)(1)

Bernard J. Duroc-Danner	785,352	(2)	—		5.9425	09/25/2015	—		—
	740,000		—		8.7875	12/17/2016	—		—
	—		673,300	(3)	20.05	02/28/2016	—		—
	—		—		—	—	36,126	(4)	390,883
	—		—		—	—	200,000	(5)	2,164,000
	—						224,440	(6)	2,428,440
							264,980	(7)	2,867,084
Andrew P. Becnel	180,000		—		8.53	07/22/2015	—		—
	100,000		—		8.875	10/08/2015	—		—
	280,000		—		9.9825	05/09/2017	—		—
	120,000		120,000	(8)	21.135	10/27/2016	—		—
	—		—		—	—	15,000	(9)	162,300
	—		—		—	—	30,000	(10)	324,600
	—		—		—	—	100,000	(6)	1,082,000
							73,606	(7)	796,416
Stuart E. Ferguson	100,000		—		6.205	09/24/2016	—		—
	—		—		—	—	30,000	(9)	324,600
	—		—		—	—	40,000	(6)	432,800
							44,164	(7)	477,854
Burt M. Martin	400,000		—		5.9425	09/25/2015	—		—
	—		—		—	—	30,000	(9)	324,600
	—		—		—	—	70,000	(10)	757,400
	—		—		—	—	80,000	(6)	865,600
							58,886	(7)	637,146
Keith R. Morley	400,000		—		7.7925	11/18/2014	—		—
	—		—		—	—	15,000	(9)	162,300
	—		—		—	—	30,000	(10)	324,600
	—		—		—	—	50,000	(6)	541,000
							44,164	(7)	477,854

(1)	Assumes a value of $10.82 per share, which was the closing market price of our registered shares on December 31, 2008.

(2)	Option has been transferred to a family limited partnership for estate planning purposes.

(3)	Option vests in equal increments on each of February 28, 2009 and 2011.

(4)	Shares vested on February 14, 2009.

(5)	Shares vest on December 14, 2009.

(6)	Shares/units vest in equal increments on each of February 28, 2009 and 2011.

(7)	Shares/units vest in equal increments on each of March 4, 2010 and 2012.

(8)	Option vests on October 27, 2010.

(9)	Shares/units vested on January 7, 2009.

(10)	Shares vest on December 19, 2009.

Option Exercises And Restricted Shares\Units Vested in 2008

The following table provides information about restricted shares or share units vesting, and the value realized on vesting by our named executive officers during 2008. No options were exercised by any of the named executive officers during 2008.

	Restricted Share and Restricted
	Share Unit Awards
	Number of Shares
	/Units Acquired on	Value Realized on
Name	Vesting (#)(1)	Vesting ($)(1)

Bernard J. Duroc-Danner	36,126(2)	1,186,739
Andrew P. Becnel	15,000(3)	503,850
Stuart E. Ferguson	30,000(3)	1,007,700
Burt M. Martin	30,000(3)	1,007,700
Keith R. Morley	15,000(3)	503,850

(1)	Number of shares acquired and the value thereof includes any shares surrendered to satisfy tax withholding obligations. The value is based on the closing market price of our registered shares on the NYSE on the vesting date multiplied by the aggregate number of shares that vested on such date.

(2)	Shares vested on February 14, 2008. The closing market price per share was $32.85 on that date.

(3)	Shares/units vested on January 7, 2008. The closing market price per share was $33.59 on that date.

Pension Benefits

The following table and the information below it contain information regarding the named executive officers’ benefits under our Nonqualified Executive Retirement Plan. Benefits under our Supplemental Retirement Plan are only payable in the event of a change of control of the Company and are not included in the table. Values have been determined using interest rate and mortality assumptions consistent with those used in our financial statements.

	Number of	Present Value
	Years	of	Payments
	Credited	Accumulated	During Last
	Service	Benefit	Fiscal Year
Name	(#)(1)	($)(2)	($)

Bernard J. Duroc-Danner	25	49,762,718	—
Andrew P. Becnel	10	2,875,740	—
Stuart E. Ferguson	11	3,123,257	—
Burt M. Martin	14	5,135,921	—
Keith R. Morley	13	7,526,187	—

(1)	Years of credited service shown above are rounded up to the next whole year as required by the plan.

(2)	Values were determined using the projected unit credit actuarial cost method. Material assumptions used in the valuations include a discount rate of 5.75% and an inflation rate of 3%. For purposes of the table, all participants are assumed to retire at the normal retirement age, as defined by the applicable retirement plan (age 62, in the case of both the Executive and Supplemental plans). Mortality rates used were from the 1994 Group Annuity Mortality, Male and Female.

For a description of our Nonqualified Executive Retirement Plan and our Supplemental Retirement Plan, see “2008 Executive Compensation Components — Retirement Plans” in the Compensation Discussion and Analysis section in this proxy statement.

Nonqualified Deferred Compensation

We suspended the Executive Deferred Compensation Stock Ownership Plan effective as of December 31, 2008 because of uncertainties concerning the application of section 457A. During the suspension, and unless and until the Board of Directors determines otherwise, no new participants may join the plan and there will not be any further benefit accruals under the plan after December 31, 2008. While the plan is suspended, amounts are still payable to participants on the occurrence of triggering events under the plan. The plan was further amended to provide that if the date of a participant’s section 409A separation from service does not occur before January 1, 2017, we will pay the participant his or her termination benefit under the plan on January 1, 2017.

The Foreign Executive Deferred Compensation Stock Plan has not been suspended.

The following table and the information below it contain information regarding the named executive officers’ benefits under our deferred compensation plans.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Deferrals	Credits	Earnings	Withdrawals/	Balance
	in 2008	in 2008	in 2008	Distributions	at 12/31/08
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)

Bernard J. Duroc-Danner	337,343	674,686	(8,948,131)	0	4,179,679
Andrew P. Becnel	86,120	172,240	(1,016,433)	0	491,455
Stuart E. Ferguson	0	133,912	(921,792)	0	435,570
Burt M. Martin	80,496	160,991	(1,991,060)	0	938,743
Keith R. Morley	76,746	153,492	(975,292)	0	469,729

(1)	All amounts shown are included in the Salary column of the Summary Compensation Table. Executive contributions in 2008 represented 7,162, 2,187, 2,030 and 1,938 units allocated to the accounts of Messrs. Duroc-Danner, Becnel, Martin and Morley, respectively. Mr. Ferguson is a participant in our Foreign Deferred Compensation Stock Plan, which does not provide for participant contributions.

(2)	All amounts shown above are included in the All Other Compensation column of the Summary Compensation Table. Company contributions in 2008 represented 14,324, 4,374, 3,342, 4,061 and 3,877 units allocated to the accounts of Messrs. Duroc-Danner, Becnel, Ferguson, Martin and Morley, respectively.

(3)	Amount shown was calculated by subtracting an amount equal to the number of units in the participant’s account as of December 31, 2008 multiplied by the closing market price of our shares on December 31, 2008 ($10.82) from an amount equal to the number of units in the participant’s account as of December 31, 2007 multiplied by the closing market price of our shares on December 31, 2007 ($68.60), and then subtracting from that amount the dollar value of all employee and employer contributions to the participant’s account during 2008.

(4)	As of December 31, 2008, Messrs. Duroc-Danner, Becnel, Ferguson, Martin and Morley had 386,292, 45,421, 40,256, 86,760 and 43,413 units allocated to their respective accounts, including units purchased with their own deferrals, all of which are fully vested. The following amounts represent the current value as of December 31, 2008 of the deferral units representing deferred salary and company contributions that were reported previously as compensation to each Named Executive Officer in the Summary Compensation Table in previous years. Amounts deferred or contributed prior to becoming a Named Executive Officer are not included.

	Executive	Employer
	Contributions	Contributions	Total
	($)	($)	($)

Bernard J. Duroc-Danner	1,263,127	2,558,822	3,821,949
Andrew P. Becnel	66,565	133,108	199,673
Stuart E. Ferguson	—	120,773	120,773
Burt M. Martin	174,592	349,140	523,732
Keith R. Morley	28,846	57,692	86,538

For a description of the material features of our Foreign Executive Deferred Compensation Stock Plan, see “2008 Executive Compensation Components — Deferred Compensation Plans” in the Compensation Discussion and Analysis section in this proxy statement.

OTHER INFORMATION

Incorporation by Reference

The Audit Committee Report and the Compensation Committee Report contained in this proxy statement are not deemed to be soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings we make under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate any of this information by reference. Information contained in or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

All of our executive officers and directors are required to file initial reports of share ownership and reports of changes in ownership with the SEC and the NYSE pursuant to Section 16(a) of the Exchange Act.

We have reviewed these reports, including any amendments, and written representations from the current executive officers and directors of the Company. Based on this review, we believe that, except as set forth below, all filing requirements were met for the executive officers subject to Section 16(a) and our directors during 2008. Mr. Ferguson was required to file a Form 4 on or before January 9, 2008 to report a transaction on January 7, 2008. The transaction was reported on a Form 4 filed on February 1, 2008.

Proposals by Shareholders

Rule 14a-8 under the Exchange Act addresses when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds a meeting of shareholders. Under Rule 14a-8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to our 2010 Annual General Meeting, your proposals must be received by us by December 1, 2009, and must otherwise comply with Rule 14a-8.

If you desire to bring a matter before the 2010 Annual General Meeting and the proposal is submitted outside the process of Rule 14a-8, you may use the procedures set forth in our Articles. Our Articles provide generally that, if you desire to propose any business at a general meeting, you must give us written notice at least 60 and no more than 90 calendar days prior to the scheduled and announced date of the next general meeting of shareholders (no earlier than February 7, 2009 and no later than March 8, 2009, in the case of the 2009 General Meeting). The request must specify the relevant agenda items and motions, together with evidence of the required shareholdings recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the SEC.

We recommend that any shareholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our Articles. They are available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Governing Documents.” Shareholders also may obtain a copy of these documents free of charge by submitting a written request to our Secretary at Alpenstrasse 15, 6300 Zug, Switzerland.

Any shareholder proposal, whether or not to be included in our proxy materials, must be sent to our Secretary at Alpenstrasse 15, 6300 Zug, Switzerland.

Other Business

We know of no other business that will be brought before the General Meeting. Under our Articles, shareholders may only bring business before a general meeting if it is requested within the time limits described above in the section entitled “Proposals by Shareholders” or if it is otherwise provided under Swiss law or our Articles If any other matters are properly presented, the persons named on the enclosed proxy card will vote the shares represented by proxies as they deem advisable.

Householding

The SEC permits a single proxy statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate proxy statement wishes to receive a single proxy statement in the future, that shareholder should contact their broker or send a request to our U.S. Investor Relations Department at 515 Post Oak Blvd., Houston, Texas 77027. Telephone requests may be directed to (+1 (713) 693 4000). We will deliver, promptly upon written or oral request to our U.S. Investor Relations Department, a separate copy of this proxy statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.

Additional Information Available

The 2008 Annual Report on Form 10-K and the audited consolidated financial statements of the Company for the year ended December 31, 2008 and accompanying auditors’ report have been filed with the SEC. Complete copies of these materials are available on our website at www.weatherford.com, and will be made available for inspection by the shareholders of the Company at our registered office located at Alpenstrasse 15, 6300 Zug, Switzerland, beginning April 12, 2009. Any record shareholder may obtain a copy of these documents free of charge by contacting our U.S. Investor Relations Department in writing at 515 Post Oak Boulevard, Houston, Texas 77027 or by telephone at +1 (713) 693 4000. Copies of any exhibits to our Annual Report on Form 10-K also are available upon written request subject to a charge for copying and mailing. If you have any other questions about us, please contact our U.S. Investor Relations Department at the address or phone number above or visit our website.

By Order of the Board of Directors

Burt M. Martin
Secretary

Zug, Switzerland
April 1, 2009

Weatherford International Ltd.

Notice of 2009 General Meeting of Shareholders

and Proxy Statement

May 7, 2009

12:00 p.m. (Swiss time)

Cham-Zug Room
ParkHotel
Zug, Switzerland

GENERAL MEETING OF SHAREHOLDERS OF
WEATHERFORD INTERNATIONAL LTD.
May 7, 2009
Important Notice Regarding the Availability of Proxy Materials
for the General Meeting to be held on May 7, 2009:
Our Proxy Statement dated March 31, 2009, our Annual Report
for the year ended December 31, 2008 and our Annual Report on Form 10-K for the year ended December 31, 2008 are available at:
http://www.weatherford.com/weatherford/groups/public/documents/aboutwft/ir-annual-reports.asp.
Please sign, date and return
your proxy card by mail in
the envelope provided
arriving no later than
May 5, 2009.
â   Please detach along perforated line and mail in the enclosed envelope.    â

■ 00003333333300000000 4	050709

PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE ARRIVING NO LATER THAN MAY 5, 2009. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
	1.	Election of the following Nominees as Directors, as set forth in the Proxy Statement:
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR LISTED UNDER PROPOSAL 1 WITH RESPECT TO WHOM NO DIRECTION IS MADE AND “FOR” PROPOSAL 2.

If you wish to vote “FOR” all of the nominees for director and “FOR” Proposal 2, you need only sign, date and return your card without marking your vote.
		NOMINEES:	FOR	AGAINST	ABSTAIN
		Bernard J. Duroc-Danner David J. Butters Nicholas F. Brady William E. Macaulay Robert B. Millard Robert K. Moses, Jr. Robert A. Rayne	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐

Receipt of the Proxy Statement dated March 31, 2009, and the Annual Report of Weatherford for the year ended December 31, 2008, is hereby acknowledged.

2.
Appointment of Ernst & Young LLP as independent registered public accounting firm for year ending December 31, 2009 and ratification of the election of Ernst & Young AG, Zurich as statutory auditor for year ending December 31, 2009.
			☐	☐	☐

	3.	To consider and vote upon any other matter which may properly come before the meeting or any adjournment(s) or postponement(s) thereof in accordance with the proposals of the Board of Directors.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■
■

1
WEATHERFORD INTERNATIONAL LTD.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
     The undersigned shareholder of Weatherford International Ltd. (“Weatherford”) hereby appoints the person designated hereafter as proxy for the undersigned to vote the number of common shares of Weatherford that the undersigned would be entitled to vote if personally present at the General Meeting of Shareholders of Weatherford to be held on May 7, 2009, at 12:00 p.m., Swiss time, at the Cham-Zug Room, ParkHotel, Zug, Switzerland, and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement dated March 31, 2009:
(PLEASE MARK YOUR CHOICE IN BLUE OR BLACK INK AS SHOWN HERE ☒)
☐	Burt M. Martin or, failing him, Bernard J. Duroc-Danner, each with full power of substitution.

☐	The independent proxy Daniel Grunder, MSJG Rechtsanwälte & Notare, Vorstadt 32, 6304 Zug, Switzerland, with full power of substitution.
To issue instructions, please see overleaf.
     IF YOU RETURN THIS PROXY DULY SIGNED WITHOUT TICKING ANY OF THE ABOVE BOXES, BURT M. MARTIN OR, FAILING HIM, BERNARD J. DUROC-DANNER, WILL BE APPOINTED AS YOUR PROXY, EACH WITH FULL POWER OF SUBSTITUTION.
(Continued and to be signed on the reverse side.)

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